CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

Exhibit 10.32

ASSET PURCHASE AGREEMENT

by and between

DURECT CORPORATION

and

EVONIK CORPORATION

As of December 4, 2020

ARTICLE I DEFINITIONS; CONSTRUCTION		1

1.1	Definitions	1
1.2	Construction	11

ARTICLE II PURCHASE AND SALE		11

2.1	Agreement to Purchase and Sell	11
2.2	Ancillary Rights; Treatment of Acquired Books and Records	12
2.3	Excluded Assets	14
2.4	Assumption of Acquired Liabilities	14
2.5	Excluded Liabilities	15
2.6	Consents of Third Parties	16
2.7	Wrong Pocket Provisions	16
2.8	Contracts and IP Not Transferred	17
2.9	Fully Paid; Withholding Tax	17

ARTICLE III PURCHASE PRICE; ALLOCATIONS; ADJUSTMENTS		17

3.1	Purchase Price	17
3.2	Payment of Purchase Price	18
3.3	Allocation of Purchase Price	18
3.4	Purchase Price Adjustment.	18
3.5	2020 EBITDAS Milestone.	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER		21

4.1	Organization	22
4.2	Authorization	22
4.3	Absence of Restrictions and Conflicts	22
4.4	Title to Assets	22
4.5	Sufficiency of Assets	22
4.6	Absence of Certain Changes	23
4.7	Compliance with Law	23
4.8	Acquired Contracts	23
4.9	Accounts Receivable	24
4.10	Acquired Inventory	24
4.11	Intellectual Property	24
4.12	Real Estate	26
4.13	Environmental Matters	27
4.14	Legal Proceedings	27
4.15	Quality	27
4.16	Product Liability and Warranty Claims	27
4.17	Benefit Plans	27
4.18	Employees	27
4.19	Related Party Transactions	28
4.20	Brokers, Finders Brokers, Finders and Investment Bankers	28
4.21	Cybersecurity and Data Protection	28

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		29

5.1	Organization	29
5.2	Authorization	29
5.3	Absence of Restrictions and Conflicts	29
5.4	Brokers, Finders and Investment Bankers	29

ARTICLE VI CERTAIN COVENANTS AND AGREEMENTS		30

6.1	Conduct of Acquired Product Line by the Seller	30
6.2	Inspection and Access to Information	31
6.3	Notices of Certain Events	31
6.4	Reasonable Efforts; Further Assurances; Cooperation	32
6.5	Public Announcements	33
6.6	Transfer Taxes; Expenses	33
6.7	Confidential Information	33
6.8	Employee Matters	34
6.9	Termination of Related Party Transactions	36
6.10	Supply Agreement	36
6.11	Covenant Not to Sue	36
6.12	Access and IT Activities to Be Performed by Purchaser on the Facility Prior to Closing	36

ARTICLE VII

CONDITIONS TO CLOSING		37

7.1	Conditions to Each Party’s Obligations	37
7.2	Conditions to Obligations of the Purchaser	37
7.3	Conditions to Obligations of the Seller	38

ARTICLE VIII CLOSING		39

8.1	Closing	39
8.2	Seller’s Closing Deliveries	39
8.3	Purchaser Closing Deliveries	40

ARTICLE IX Termination		40

9.1	Termination	41
9.2	Effect of Termination	41

ARTICLE X INDEMNIFICATION; LIMITATION OF LIABILITY		41

10.1	Indemnification Obligations of the Seller	41
10.2	Indemnification Obligations of the Purchaser	41
10.3	Indemnification Procedure	42
10.4	Claims Period	43
10.5	Liability Limits	44
10.6	Exclusive Remedy	44
10.7	Limitation of Liability	45
10.8	Warranties	45

ii

ARTICLE XI MISCELLANEOUS PROVISIONS		45

11.1	Notices	45
11.2	Schedules and Exhibits	46
11.3	Assignment; Successors in Interest	46
11.4	Captions	47
11.5	Controlling Law; Amendment	47
11.6	Legal Dispute Resolution	47
11.7	Waiver of Jury Trial	48
11.8	Severability	49
11.9	Specific Performance	49
11.10	Counterparts	49
11.11	Enforcement of Certain Rights	49
11.12	Waiver	49
11.13	Integration	50
11.14	Cooperation Following the Closing	50
11.15	Transaction Costs	50

iii

THE FOLLOWING EXHIBITS AND SCHEDULES ATTACHED TO THE AGREEMENT HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LIST OF EXHIBITS (***)

Exhibit 1.1.80	Form of Non-Competition and Non-Solicitation Agreement
Exhibit 1.1.113	Form of Transition Services Agreement
Exhibit 2.1.8	Proceedings, Judgments and Claims
Exhibit 3.4	Sample Pre-Closing Working Capital Statement
Exhibit 7.2.5	Lease Amendment
Exhibit 8.2.2	Form of Bill of Sale
Exhibit 8.2.3	Form of Assignment and Assumption Agreement
Exhibit 8.2.4	Form of Trademark Assignment Agreement
Exhibit 8.2.5	Form of Intellectual Property Assignment Agreement
Exhibit 8.2.6	Form of Lease Assignment Agreement

LIST OF SCHEDULES (***)

Schedule 1.1.7	Acquired Books and Records
Schedule 1.1.8	Acquired Contracts
Schedule 1.1.9	Acquired Copyrights
Schedule 1.1.10	Acquired Customer Contracts
Schedule 1.1.11	Acquired Equipment
Schedule 1.1.13	Acquired Inventory
Schedule 1.1.16	Acquired Product Line
Schedule 1.1.17	Sample Calculation – Acquired Product Line 2020 EBITDAS
Schedule 1.1.18	Acquired Trademarks
Schedule 2.2.4	IT Transfer of Acquired Books and Records/Shared Books and Records
Schedule 4.4	Title Exceptions; List of Assets
Schedule 4.6	Absence of Certain Changes
Schedule 4.7	Compliance with Law; Authorizations
Schedule 4.8	Acquired Contracts Exceptions
Schedule 4.11.2	Acquired Intellectual Property
Schedule 4.11.3	Acquired Intellectual Property and Proceedings
Schedule 4.12.1	Real Property
Schedule 4.18.1	Employment Matters
Schedule 4.18.2	List of Business Employees
Schedule 4.19	Related Party Transactions
Schedule 4.20	Brokers and Finders and Investment Bankers
Schedule 6.8.1	Offered Employees; Hired Employees
Schedule 6.8.6	Hired Employee Amounts
Schedule 6.12	Access and IT Activities to Be Performed by Purchaser on the Facility Prior to Closing

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 4, 2020, is made and entered into by and between Durect Corporation, a Delaware corporation (the “Seller”), and Evonik Corporation, an Alabama corporation (the “Purchaser”).  The Purchaser and the Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns the Acquired Assets (as defined below) and, upon the terms and conditions set forth in this Agreement, desires to grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase, acquire and accept, the Acquired Assets, free and clear of all Encumbrances (other than Acquired Liabilities and Permitted Encumbrances);

WHEREAS, effective as of the Closing, and upon the terms and conditions set forth in this Agreement, the Purchaser and the Seller desire to enter into the Transition Services Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1Definitions. The following terms, as used herein, have the following meanings:

1.1.1“AAA” has the meaning set forth in Section 11.6.2.

1.1.2“Acceptance Determination Date” has the meaning set forth in Section 6.8.1.1.

1.1.3“Accounting Firm” has the meaning set forth in Section 3.4.4.

1.1.4“Accounting Methodology” has the meaning set forth in Section 3.4.1.

1.1.5“Acquired Accounts Receivable” means accounts receivable, which includes any and all unbilled receivables with respect to the Acquired Contracts or Acquired Product Line accruing on or after the Closing.

1.1.6“Acquired Assets” has the meaning set forth in Section 2.1.

1.1.7“Acquired Books and Records” means all documents, books of account, sales and purchase records, cost and pricing information, customer and supplier lists and files, laboratory books, safety records, polymer research records (including records related to polymer samples provided to, or manufactured for, customers), Hired Employee employment records and electronic communication of all Business Employees whether or not Hired Employees (including, but not limited to, the e-mails of the Business Employees whether or not Hired Employees) pertaining to the Acquired Product Line, research and development reports and records, drug master files (along with all related letters of access), regulatory correspondence, purchasing materials and records, production reports and records (including batch records), quality control records, equipment logs, processes, operating guides and manuals, business reports, plans and projections, and all other documents, files, correspondence and other information that relate primarily to, or are necessary for, the continued conduct of the Acquired Product Line (whether in written, electronic or other form) other than the books, records, files and documents that are not stored at the Facility and are included within the Excluded Assets, in each case Controlled by the Seller, including such books and records set out in Schedule 1.1.7.  The Acquired Books and Records shall also include the Customer Data and Financial Information.

1.1.8“Acquired Contracts” means those Contracts listed on Schedule 1.1.8 and the Real Property Lease listed on Schedule 4.12.1.

1.1.9“Acquired Copyrights” means all copyrights, whether registered or unregistered, and applications, if any, Controlled by the Seller, in each case, that (a) are For the continued conduct of the Acquired Product Line, including all copyrights in any Acquired Books and Records, or (b) set forth on Schedule 1.1.9.

1.1.10“Acquired Customer Contracts” means those Contracts listed on Schedule 1.1.10.

1.1.11“Acquired Equipment” means the equipment (a) which is owned by the Seller which is ordinarily located in or about the Facility except for any Equipment listed on Part 1 of Schedule 1.1.11 and (b) which is set forth on Part 2 of Schedule 1.1.11. Part 3 of Schedule 1.1.11 shall also set out all information technology equipment located at the Facility.

1.1.12“Acquired Intellectual Property” means (a) the Acquired Copyrights, (b) the Acquired Know-How and (c) the Acquired Trademarks.

1.1.13“Acquired Inventory” means all inventory Controlled by the Seller that (a) is ordinarily stored on or about the Facility (whether or not set forth in Schedule 1.1.13), or (b) are For the Acquired Product Line and is set forth in Schedule 1.1.13.

1.1.14“Acquired Know-How” means all technical information, know-how and data, in any tangible or intangible form and whether or not patentable, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, practices, techniques, results, formulations, algorithms, technology, test data (including biological, chemical, biochemical, toxicological and clinical test data, master files (or if applicable, drug master file) and similar documentation, analytical and quality control data and stability data and source data), studies, procedures and other technology, in each case, that are For the Acquired Product Line, including all of the foregoing with respect to the (a) Lactel Absorbable Polymers, their manufacture, development, modification, derivatization, registration, use or commercialization or methods of analyzing, assaying or testing them and (b) application and testing of devices covered with, or comprising, Lactel Absorbable Polymers.

1.1.15“Acquired Liabilities” has the meaning set forth in Section 2.4.2.

1.1.16“Acquired Product Line” means the polymer product line (as conducted by the Seller at any time prior to the Closing Date or as proposed to be conducted, and including any improvements thereto or derivatives thereof) known as “Lactel Absorbable Polymers” developed and/or sold by the Seller (including the Seller’s providing manufacturing services and/or custom polymer development services to third parties) with respect to custom and standard absorbable polymers (including those polymers listed on Schedule 1.1.16), regardless of where manufactured, developed or maintained, except for the Excluded Assets, but in all cases including all polymers manufactured and sold (including samples) by Seller at the Facility prior to the Closing Date.

1.1.17“Acquired Product Line 2020 EBITDAS” has the meaning given to it in Section 3.5.1.

1.1.18Acquired Trademarks” means all of the Seller rights to those trademarks, trade names, and logos related to “Lactel Absorbable Polymers” (or “Lactel”) including all applications and registrations therefor, as set forth on Schedule 1.1.18.

1.1.19“Acquisition” has the meaning set forth in Section 2.1.

1.1.20“Adjustment Shortfall” has the meaning set forth in Section 3.4.5.2.

1.1.21“Adjustment Surplus” has the meaning set forth in Section 3.4.5.3.

1.1.22 “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

1.1.23“Allocation Schedule” has the meaning set forth in Section 3.3.

1.1.24“Appellate Rules” has the meaning set forth in Section 11.6.2.

1.1.25 “Assignment and Assumption Agreement” has the meaning set forth in Section 8.2.3.

1.1.26 “Authorization” means, with respect to a Person, any order, permit, approval, certificate, clearance, consent, exemption, registration, waiver, variance, license or other authorization, in each case issued, granted, given or authorized by, or made applicable under the authority of, any Governmental Entity having jurisdiction over the Person.

1.1.27“Award” has the meaning set forth in Section 11.6.2.

1.1.28 “Bill of Sale” has the meaning set forth in Section 8.2.2.

1.1.29 “Business Day” means any day except Saturday, Sunday or any other day on which banks are generally not open for business in the city of San Francisco, California, or in North-Rhine Westfalia, Germany.

1.1.30“Business Employee” has the meaning set forth in Section 4.18.2.

1.1.31“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

1.1.32 “Claims Period” means the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.

1.1.33 “Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 8.1 (Closing) of this Agreement.

1.1.34 “Closing Date” means the date on which the Closing occurs.

1.1.35“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.1.36 “Confidential Information” means, with respect to a Disclosing Party, all information of any kind whatsoever, including data, compilations, formulations, models, invention disclosures, procedures, processes, projections, protocols, results of experimentations and testing, specifications, strategies, techniques, marketing, employment, employee benefits, inventory, advertising, financial, commercial, sales or programming information and materials, and all non-public intellectual property, and all tangible and intangible embodiments thereof of any kind (including apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such Disclosing Party to the Receiving Party and is marked, identified, otherwise acknowledged or known by the Receiving Party to be confidential at the time of disclosure to the Receiving Party, or is of a confidential, non-public nature.

1.1.37 “Contract” means any written or oral contract or agreement, license, lease, commitment, arrangement or understanding entered into with a third party.

1.1.38 “Control” or “Controlled” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

1.1.39“CPR” has the meaning set forth in Section 11.6.1.

1.1.40“Customer Data” shall mean material correspondence, contracts (whether or not still in effect), customer lists, invoices, purchase orders, packing lists and shipping information regarding Seller’s customers related to the Acquired Product Line,  whether or not stored at the Facility.

1.1.41 “Disclosing Party” has the meaning set forth in Section 6.7.1.

1.1.42“Disclosure Schedule” has the meaning set forth in Article IV.

1.1.43 “Dispute Resolution Parties” has the meaning set forth in Section 11.6.1.

1.1.44“Dispute Statement” has the meaning set forth in Section 3.4.3.

1.1.45“Drug IP” has the meaning set forth in Section 2.3.4.

1.1.46 “EBITDAS Dispute Statement” has the meaning set forth in Section 3.5.2.

1.1.47 “EBITDAS Milestone” means an amount equal to the lesser of (a) *** times (***x) the amount obtained (if positive) by subtracting *** dollars ($***) from the actual Acquired Product Line 2020 EBITDAS (as determined in accordance with Section 3.5.1), and (b) *** dollars ($***).  Notwithstanding the foregoing, if the actual EBITDAS of the Acquired Product Line for the calendar year ending December 31, 2020, is *** dollars ($***) or less, then the amount of the EBITDAS Milestone shall be zero ($0).

1.1.48 “Encumbrance” means any charge, claim, community or other marital property interest, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right-of-way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the voting (in the case of any equity security), or receipt of income. “Encumbrance” shall not include a Permitted Encumbrance.

1.1.49 “Environmental Laws” means any Law relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of the environment or the protection of public and worker safety or health (as relates to exposure to Hazardous Substances) or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

1.1.50“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

1.1.51“ERISA Affiliate” shall mean, with respect to any entity, any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

1.1.52“Estimated Purchase Price” has the meaning set forth in Section 3.4.1.

1.1.53“Excluded Assets” has the meaning set forth in Section 2.3.

1.1.54“Excluded Liabilities” has the meaning set forth in Section 2.5.

1.1.55“Exhibit” means any exhibit attached to this Agreement.

1.1.56“Expiration Date” has the meaning set forth in Section 9.1.2.

1.1.57“Extended Leave” means long-term disability leave, short-term disability leave, medical leave, military leave, workers’ compensation leave or other authorized leave of absence.

1.1.58“Facility” means the premises leased by the Seller located at 2200 River Chase Center, Suite 501, Birmingham, Alabama 35244.

1.1.59“Final Purchase Price” has the meaning set forth in Section 3.4.5.1.

1.1.60“Financial Information” means quarterly balance sheets prepared in accordance with U.S. GAAP starting as of December 31, 2018 and quarterly income statements starting as of January 1, 2019 related to the Acquired Product Line and included in the Acquired Books and Records and Shared Books and Records not located or stored at the Facility; provided that the Financial Information shall not include financial statements relating to Seller operations that are not part of the Acquired Product Line.

1.1.61 “For” means, with respect to particular subject matter or Intellectual Property Rights, as the case may be, that such subject matter or Intellectual Property Right (a) was used or otherwise exploited in, or developed in, the course of the conduct of the Acquired Product Line prior to the Closing, or (b) is reasonably necessary for the continued operation following the Closing of the Acquired Product Line substantially in the manner as conducted, or planned to be conducted, prior to Closing.

1.1.62“Fundamental Representations” means the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Absence of Restrictions and Conflicts), Section 4.4 (Title to Assets) and Section 4.20 (Brokers, Finders Brokers, Finders and Investment Bankers).

1.1.63 “General Representations” means any representation that is not a Fundamental or a Specified Representation.

1.1.64 “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

1.1.65“Hazardous Substances” has the meaning set forth in Section 4.13.

1.1.66“Hired Employee” has the meaning set forth in Section 6.8.1.

1.1.67“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

1.1.68“Indemnifying Party” has the meaning set forth in Section 10.3.1.

1.1.69“Intellectual Property” means and includes all polymers, formulation concepts and designs, formulations suitable for imparting performance-enhancing qualities to active pharmaceutical ingredients, assay components, biological materials, cell lines, preclinical and clinical data, study designs, chemical compositions or structures, databases and data collections, diagrams, formulae, gate arrays, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, sketches, designs, schematics, specifications, test results, test vectors, techniques, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

1.1.70 “Intellectual Property Rights” means and include all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

1.1.71“IP Assignment Agreement” has the meaning set forth in Section 8.2.5.

1.1.72 “Knowledge” means, with respect to the Seller, the actual knowledge of (***), in each case after reasonable inquiry of their direct reports.

1.1.73 “Law” or “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity, including but not limited to CFIUS.

1.1.74“Lease Assignment” has the meaning set forth in Section 8.2.6.

1.1.75“Legal Dispute” has the meaning set forth in Section 11.6.

1.1.76“Liability” or “Liabilities” means debts, liabilities and obligations (including guaranties and other forms of credit support), whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, on- or off-balance sheet, including those arising under any Law or Proceeding and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise.

1.1.77 “Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would be reasonably expected to be materially adverse to (a) the financial condition, results of operations, prospects, properties, assets or Liabilities of the Acquired Product Line or the Acquired Assets, when taken as a whole or (b) the ability to conduct the Acquired Product Line in the manner conducted prior to the Closing Date.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) is or could be reasonably likely to prevent or materially delay the performance by the Seller of any of its material obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) conditions generally affecting (A) any of the industries in which the Seller operates or participates, (B) the U.S. economy or financial or capital markets (including interest rates) or political conditions in the U.S., or (C) any foreign economy or financial or capital markets (including interest rates) or political conditions in any location where the Seller operates; (ii) any failure by the Seller to meet internal or other estimates, predictions, projections or forecasts, including as provided to Purchaser or any of its Representatives by the Seller or any of

the Seller’s Representatives; (iii) any changes arising from or attributable or relating to (A) the announcement or pendency of any of the transactions contemplated by this Agreement or any other related transaction document or the identity or involvement of Parent or any of its Affiliates (including any impact on the customers, suppliers, vendors or employees of the Seller), or (B) any breach by Purchaser of this Agreement or any Related Agreement, or (C) the introduction or success of any product or service that competes with any product or service of the Seller; (iv) the taking of any action by Purchaser or any of Purchaser’s Representatives, or the taking of any action or the failure to take any action by the Seller approved in writing by Purchaser or that are otherwise permitted or required under the terms of this Agreement; (v) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 6.1 or elsewhere in this Agreement; (vi) any change in accounting requirements or principles or any change in applicable Law or U.S. GAAP or the interpretation thereof; (vii) acts of war, hostilities or terrorism or any escalation or material worsening of any such acts of war, hostilities or terrorism, or the occurrence or escalation of any other calamity or crisis, including any riots, violent or destructive rallies, or similar activities or events; (viii) natural disasters, act of God, or other force majeure event; (ix) epidemics and pandemics (including in respect of COVID-19); or (x) any matters set forth in the Disclosure Schedule; or, except, for purposes of clauses (i) and (vi) through (ix), to the extent, and only to the extent, that such conditions have a materially disproportionate impact on the Seller as compared to other Persons engaged in the principal business segment in which the Seller operates or participates.

1.1.78 “Net Working Capital” means (a) the sum of the Seller’s current assets associated with the Acquired Product Line to the extent included in the Acquired Assets except for cash accounts as of the Closing Date, minus (b) the sum of the Seller’s current liabilities associated with the Acquired Product Line as of the Closing Date to the extent included in the Acquired Assets, in each case, calculated in accordance with the Accounting Methodology and reflecting the exclusions set forth on the Pre-Closing Working Capital Statement. For clarity, amounts owed under the Real Property Lease in respect of periods prior to the Closing Date (but not in respect of periods from and after the Closing Date) shall be deducted as a current liability in calculating Net Working Capital to the extent not paid by Seller prior to the Closing Date.

1.1.79 “Net Working Capital Adjustment” means the amount (if any) by which the Net Working Capital is less or more than the Net Working Capital Target.  For the avoidance of doubt, if the Net Working Capital is less than the Net Working Capital Target, the Net Working Capital Adjustment amount shall be expressed as a negative number, and if the Net Working Capital is greater than the Net Working Capital Target, the Net Working Capital Adjustment shall be expressed as a positive number.

1.1.80 “Net Working Capital Target” means *** dollars ($***).

1.1.81 “Non-Competition and Non-Solicitation Agreement” means those non-competition and non-solicitation terms set forth in Exhibit 1.1.80.

1.1.82 “Non-Transferred Asset” has the meaning set forth in Section 2.8.

1.1.83 “Offered Employee” has the meaning set forth in Section 6.8.1.

1.1.84 “Ordinary Course” means the ordinary course of business consistent with past practice of the Seller.

1.1.85“Other Business Information” has the meaning set forth in Section 2.2.

1.1.86 “Permitted Encumbrance” means (a) statutory liens for Taxes, special assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (b) mechanics’, materialmen’s, carriers’, workers’, suppliers’, landlords’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course which liens are not delinquent; (c) easements, rights-of-way, zoning ordinances and other similar Encumbrances affecting the Real Property, except as would be material to the Acquired Product Line, taken as a whole; (d) liens arising through or under any landlords of any leased real property; and (e) liens (other than those securing indebtedness) that do not materially detract from the value or materially interfere with any present or intended use of the property or asset to which such lien relates.

1.1.87 “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

1.1.88“Pre-Closing Activities” means the operation of the activities of the Acquired Product Line as it was conducted on or before the Closing Date (including any planned changes or improvements to the extent actually documented by the Seller prior to the Closing Date) on or before the Closing Date.

1.1.89“Polymer Patent Claim” means those specific claims in any patent or patent application that directed to the composition or synthesis of any polymer developed or produced in connection with any Pre-Closing Activities.  For clarity, a Polymer Patent Claim  excludes any claim directed to Drug IP.

1.1.90 “Post-Closing Working Capital Statement” has the meaning set forth in Section 3.4.2.

1.1.91 “Pre-Closing Working Capital Statement” has the meaning set forth in Section 3.4.1.

1.1.92 “Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

1.1.93“Purchase Price” has the meaning set forth in Section 3.1.

1.1.94 “Purchaser Indemnified Parties” means the Purchaser and each of its Affiliates, and each of their respective officers, directors, employees, agents and Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

1.1.95 “Purchaser Losses” has the meaning set forth in Section 10.1.3.

1.1.96 “Real Property” has the meaning set forth in Section 4.12.1.

1.1.97 “Real Property Lease” has the meaning set forth in Section 4.12.1.

1.1.98 “Receiving Party” has the meaning set forth in Section 6.7.1.

1.1.99 “Related Agreements” means, individually and collectively, the Non-Competition and Non-Solicitation Agreement, Transition Services Agreement, Assignment and Assumption Agreement, IP Assignment Agreement, Lease Assignment and Assumption Agreement and the Bill of Sale.

1.1.100“Related Party Transaction” has the meaning set forth in Section 4.19.

1.1.101 “Representatives” means, with respect to a Person, such Person’s officers, directors, principals, employees, advisors, auditors, attorneys, agents, bankers, and other representatives of such Person.

1.1.102“Resolution Period” has the meaning set forth in Section 3.4.5.

1.1.103“Review Period” has the meaning set forth in Section 3.4.3.

1.1.104“Schedule” means any schedule attached to this Agreement.

1.1.105“Seller EBITDAS Statement” has the meaning set forth in Section 3.5.1.

1.1.106“Seller Indemnified Parties” means the Seller and each of its shareholders, officers, directors, managers, employees, agents and Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

1.1.107“Seller Losses” has the meaning set forth in Section 10.2.

1.1.108“Shared Books and Records” means any of the Acquired Books and Records that, in the reasonable judgement of the Seller, relate to businesses or assets of the Seller in addition to, or other than, the Acquired Product Line.

1.1.109“Specified Representations” means the representations and warranties in Section 4.5 (Sufficiency of Assets), Section 4.11 (Intellectual Property) and Section 4.13 (Environmental Matters).

1.1.110 “Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

1.1.111 “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith),

including income, franchise, capital stock, real property, personal property, unclaimed property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind for which the Seller may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

1.1.112“Trademark Assignment” has the meaning set forth in Section 8.2.4.

1.1.113“Transfer Taxes” has the meaning set forth in Section 6.6.

1.1.114“Transition Services Agreement” means the transition services agreement to be dated as of the Closing Date by and between the Seller and the Purchaser in the form attached hereto as Exhibit 3.

1.1.115“U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

1.2Construction.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean U.S. Dollars, unless expressly stated otherwise.  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties but rather according to its fair meaning as a whole as if all Parties had prepared it.

ARTICLE II
PURCHASE AND SALE

2.1Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, at the Closing and except as otherwise specifically provided in this Article II, the Seller, in consideration for the payment of the Purchase Price and the assumption of the Acquired Liabilities, shall grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all right, title and interest of the Seller in and to the Acquired Product Line, including the assets described in Sections 2.1.1 – 2.1.9 immediately below (collectively such assets, the “Acquired Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances, and the Purchaser shall assume the Acquired Liabilities but shall not acquire the Excluded Assets or assume Excluded Liabilities (the foregoing transaction, the “Acquisition”):

2.1.1the Acquired Accounts Receivable;

2.1.2the Acquired Books and Records, including any Shared Books and Records;

2.1.3the Acquired Contracts;

2.1.4the Acquired Customer Contracts;

2.1.5the Acquired Inventory;

2.1.6the Acquired Equipment;

2.1.7the Acquired Intellectual Property;

2.1.8all rights to causes of Proceedings, judgments, claims and demands of any nature available to or being pursued by the Seller prior to the Closing Date, whether arising by way of counterclaim or otherwise in connection with the Acquired Product Line or any Acquired Assets but for clarity excluding a Proceeding, judgment, claim or demand described in Exhibit 2.1.8; and

2.1.9all other property of every kind, character or description, tangible and intangible, known or unknown, owned or leased by the Seller and are For the operation of the Acquired Product Line, whether or not described in this Agreement (other than the Excluded Assets).

Notwithstanding anything to the contrary, (i) the Acquired Assets shall exclude the Excluded Assets, (ii) the Seller shall have the right to redact any information from its books and records that contain the Acquired Books and Records to the extent the Seller and the Purchaser, each acting reasonably, agree that such information relates primarily to the Excluded Assets and is not necessary for the conduct of the Acquired Product Line, and (iii) with respect to the Shared Books and Records, the Seller may retain copies of such Shared Books and Records for its nonexclusive use and exploitation in connection with the conduct of the Excluded Assets but for clarity, from and after the Closing, such Shared Books and Records and the Acquired Books and Records shall be deemed to be the Confidential Information of the Purchaser and subject to Section 6.8.

2.2Ancillary Rights; Treatment of Acquired Books and Records.

2.2.1Except to the extent constituting an Excluded Asset, the Seller shall also grant, sell, assign, transfer and deliver to the Purchaser in connection with the Acquisition the following rights of the Seller immediately preceding the Closing Date to the extent exclusively used, held for exclusive use or intended to be exclusively used in, or arising from or necessary for, the operation or conduct of the Acquired Product Line:

2.2.1.1all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Seller in connection with the Acquired Product Line or any Acquired Assets; and

2.2.1.2all goodwill associated with the Acquired Product Line or Acquired Assets.

2.2.2Upon the Closing, the Purchaser shall acquire legal title of ownership in respect of all such Acquired Assets; provided, however, that until the earlier of the expiry or termination of the Transition Services Agreement, the Seller may retain physical possession of any Acquired Books and Records that are not located at the Facility and Acquired Inventory as are reasonably necessary for the Seller to perform and satisfy its duties and obligations, and to exercise its rights, under the Transition Services Agreement.

2.2.3 To the extent that the Seller has retained physical possession of any such Acquired Books and Records or Acquired Inventory post-Closing, (i) subject to the below provisions of this Section 2.2, the Purchaser shall, in its sole discretion, have the right to obtain the original Acquired Books and Records and provide the Seller with copies, as required and (ii) the Seller shall, at its sole cost, upon the earlier of the expiration of the Transaction Services Agreement, the termination of the Transition Services Agreement or such date as such Acquired Books and Records or Acquired Inventory is no longer necessary for the Seller to perform and satisfy its duties and obligations, and to exercise its rights, under the Transition Services Agreement, promptly deliver to the Purchaser (or an Affiliate thereof) any retained Acquired Books and Records or Acquired Inventory, including any and all copies thereof, other than Shared Books and Records.  Any retained Acquired Books and Records or Acquired Inventory, including any and all copies thereof shall be deemed to be Confidential Information of the Purchaser and subject to Section 6.7.

2.2.4 Notwithstanding anything to the contrary in this Agreement, the Acquired Books and Records shall include:

2.2.4.1the Financial Information through the Closing Date;

2.2.4.2Customer Data from *** to the Closing Date; and

2.2.4.3with respect of any Acquired Books and Records and Shared Books and Records located at the Facility, such shall include the period from creation of the particular Acquired Books and Records or Shared Books and Records to the Closing Date.  The Seller confirms to the Buyer that all books and records ordinarily stored at the Facility relate to the Acquired Product Line.

Notwithstanding the foregoing, to the extent that Acquired Books and Records comprise Shared Books and Records, the Seller shall have a reasonable opportunity to redact therefrom any information relating to any Excluded Assets (collectively, “Other Business Information”), and shall have the right to retain copies of all such Other Business Information. However, to the extent any such Other Business Information is not redacted, such Other Business Information shall be and remain the Confidential Information of the Seller.

Prior to the Closing, in order to ensure a smooth transition of the Acquired Product Line from the Seller to the Purchaser, the Seller shall complete those activities set out in Schedule 2.2.4 in order to facilitate the transfer of all Acquired Books and Records and Shared Books and Records stored in electronic form to the servers or systems designated in Schedule 2.2.4 so that such books and records are electronically accessible and available to the Purchaser (including the Hired Employees) from and after the Closing Date (the “IT Transfer”).

2.3Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, the Acquired Assets will exclude the following assets, properties and rights of the Seller (collectively, the “Excluded Assets”):

2.3.1any cash, cash equivalents or marketable securities and all rights to any bank accounts of the Seller;

2.3.2all ownership and other rights with respect to any employment agreement or employee benefit plan that the Seller is a party to or has liability;

2.3.3any manufacturing, laboratory or similar equipment owned or leased by the Seller, other than the Acquired Equipment;

2.3.4except for the Acquired Intellectual Property, all other Intellectual Property Rights, including the Intellectual Property Rights that comprise (or in the case of patents or applications therefor, claim) (i) any active pharmaceutical/biological agent (or the formulation, delivery or use thereof), or (ii) any composition that (a) incorporates any active pharmaceutical/biological agent or (b) involves noncovalent complexation intended to modify solubility, dissolution or stability of any target compound(s), including in each case  (i) and (ii) any manufacture or use thereof, (such Intellectual Property Rights referred to in (i) and (ii) of this Section 2.3.4 are individually and collectively referred to as “Drug IP”) (notwithstanding anything herein to the contrary, Acquired Intellectual Property does not include any Drug IP);

2.3.5 any books and records or portions thereof that relate to the Seller assets other than the Acquired Books and Records and the Shared Books and Records;

2.3.6any Proceeding not included under Section 2.1.8;

2.3.7any interest in real property other than the Real Property Lease; and

2.3.8the rights that accrue to the Seller under this Agreement.

2.4Assumption of Acquired Liabilities.

2.4.1Except as provided in Section 2.4.2, in connection with the Acquisition, the Purchaser shall not assume any liability or obligation of the Seller for, and the Seller shall retain responsibility for, any Liabilities accrued by the Seller as of the Closing Date and any Liabilities arising from the Acquired Assets and the Seller’s operations, in each case prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

2.4.2As the sole exception to the provisions in Section 2.4.1, effective as of the close of business on the Closing Date, the Purchaser shall assume the obligations of the Seller under each Acquired Contract to the extent such obligations are not required to be performed on or prior to the Closing Date (collectively, the “Acquired Liabilities”) but excluding any Liability to the extent (i) relating to defaults under the Acquired Contracts occurring on or prior to the Closing Date, (ii) arising out of any breach by the Seller on or prior to the Closing Date of any representation or warranty contained therein (whether or not such breach was first discovered before, on or after the Closing Date), (iii) that the Seller was obliged to perform or discharge on or prior to the Closing Date, or (iv) resulting from goods, products or services sold or provided by the Seller on or prior to the Closing Date.  For greater certainty, in the event that there is an accounts payable associated with any purported Acquired Liability (i.e., a customer made a pre-payment), then the Purchaser shall only assume the obligations of the Seller, and the obligation shall only become an Acquired Liability, to the extent that the Seller also transfers to the Purchaser the applicable cash pre-payment.

2.5Excluded Liabilities.  Specifically, and without in any way limiting the generality of Section 2.4.1, the Acquired Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy any Liability under this Agreement or otherwise have any responsibility for, any Liability (together with all other Liabilities of the Seller that are not Acquired Liabilities, the “Excluded Liabilities”) relating to, resulting from or arising out of:

2.5.1any Liability owed to the Seller or any shareholder (including amounts due to the Seller under the Transition Services Agreement);

2.5.2any indebtedness of the Seller with respect to borrowed money, including any interest or penalties accrued thereon;

2.5.3 (i) claims made in pending or future Proceedings or (ii) claims based on violations of Law, breach of contract, employment practices, or environmental, health and safety matters or any other actual or alleged failure of the Seller to perform any obligation, in each case to the extent arising out of, or relating to, (A) events that shall have occurred prior to the Closing Date, (B) services performed prior to the Closing Date, or (C) the operation of the Acquired Product Line prior to the Closing Date;

2.5.4any Contract entered into by the Seller or predecessor entities that is not an Acquired Contract;

2.5.5any former operations of the Seller or predecessor entities thereof that have been discontinued or disposed of prior to the Closing Date;

2.5.6any Excluded Asset;

2.5.7under or relating to any employment agreement or Benefit Plan of the Seller, to the extent such liability or obligation arises on or prior to the Closing Date;

2.5.8any Taxes owing by Seller;

2.5.9or relating to any product or service provided by the Seller or the Acquired Product Line prior to the Closing Date; and

2.5.10or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller.

Such Excluded Liabilities shall include all Proceedings of the Seller to the extent directly relating to any or all of the foregoing listed Excluded Liabilities and all costs and expenses in connection therewith.

2.6Consents of Third Parties.

2.6.1Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such Acquired Asset, or would in any way adversely affect the rights of the Seller or, upon transfer, the Purchaser under such Acquired Asset. If any transfer or assignment by the Seller to, or any assumption by the Purchaser of, any interest in, or liability, obligation or commitment under, any Acquired Asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.

2.6.2If any consent referred to in Section 2.6.1 is not obtained prior to the Closing, each of the Seller and the Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by the Purchaser under which the Purchaser shall obtain the economic claims, rights and benefits under the asset with respect to which such consent has not been obtained. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Purchaser of any and all rights of the Seller against the other party to such third-party agreement arising out of a breach or cancelation thereof by the other party, and (ii) the enforcement by the Seller of such rights.  To the extent, and only to the extent, the Purchaser is able to receive the economic claims, rights and benefits under such Acquired Asset, the Purchaser shall be responsible for the Acquired Liabilities, if any, arising under such Acquired Asset.

2.7Wrong Pocket Provisions.

2.7.1If, at any time following the Closing, either Party becomes aware that any Acquired Asset which should have been transferred to, or any Acquired Liability (whether arising prior to, at or following the Closing) which should have been assumed by, the Purchaser pursuant to the terms of this Agreement was not transferred to or assumed by the Purchaser as contemplated by this Agreement, then (i) the Seller shall, or shall require its Affiliate (if any), to promptly transfer such Acquired Asset or Acquired Liability to the Purchaser, and (ii) the Purchaser shall promptly accept the transfer of such Acquired Asset or assume such Acquired Liability, in each case for no additional consideration. Notwithstanding the foregoing, the Purchaser shall have to agree in writing to any Contract being deemed an Acquired Asset pursuant to the terms of this Section 2.7.1.

2.7.2If, at any time following the Closing, either Party becomes aware that any Excluded Asset or Excluded Liability (whether arising prior to, at or following the Closing)  which should have been retained by the Seller pursuant to the terms of this Agreement was transferred to or assumed by the Purchaser, then (i) Purchaser shall promptly transfer or cause its Affiliates to transfer such Excluded Asset or Excluded Liability to the Seller, and (ii) the Seller shall promptly accept the transfer of such Excluded Asset or assume such Excluded Liability, in each case for no additional consideration.

2.7.3The Seller shall not, and shall ensure its Affiliates (if any) do not, prior to or after the Closing apply for, or authorize any third party to apply for, a patent that includes a Polymer Patent Claim.  For clarity, this Section 2.7.3 shall not preclude the Seller or its Affiliates (if any) from applying for or authorizing third parties to apply for any patent to the extent claiming Drug IP.

2.8Contracts and IP Not Transferred2.8.1.  In the event that any Contract that is not an Acquired Contract is related to the operation of the Acquired Product Line and under which Confidential Information related to the Acquired Product Line was made available by or on behalf of the Seller, or under which Intellectual Property that is included in the Acquired Intellectual Property was created or made available (together, a “Non-Transferred Asset”), then at the written request and reasonable expense of the Purchaser or its Affiliate, the Seller shall (or at the request of the Purchaser permit the Purchaser or its Affiliates to take such action in the name of the Seller) take reasonable efforts to enforce any and all confidentiality obligations imposed on the counterparty to such Contract as necessary to protect the confidentiality and non-use of the Confidential Information related to the Acquired Assets in accordance with Section 6.7.1 and to enforce any rights and obligations in relation to any Acquired Intellectual Property (or Intellectual Property that would, if such third party complied with its obligations thereunder to assign such rights to the Seller, be Acquired Intellectual Property) in order to permit Purchaser or its Affiliates to enjoy the rights under Section 2.7.1.

2.9Fully Paid; Withholding Tax2.9.1.  No less than fifteen (15) Business Days prior to the Closing, the Seller shall have paid any Tax Liability related to the Acquired Assets, and shall have delivered evidence of such payment to the Purchaser.  The Purchaser shall deduct and withhold from the Purchase Price all Taxes that the Purchaser is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

ARTICLE III
PURCHASE PRICE; ALLOCATIONS; ADJUSTMENTS

3.1Purchase Price. The purchase price to be paid for the Acquired Assets shall be an amount, in cash, equal to the sum of (a)  fifteen million dollars ($15,000,000) plus (b)  the Net Working Capital Adjustment (which may be positive or negative), if any, subject to adjustment pursuant to Section 3.4, plus (c) the 2020 EBITDAS Milestone, if any (the “Purchase Price”).  In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Acquired Assets, the Purchaser shall assume and discharge the Acquired Liabilities.  For clarity, in no event shall the amount of the 2020 EBITDAS Milestone exceed *** dollars ($***).

3.2Payment of Purchase Price.  On or before the Closing Date, the Purchaser shall, or shall cause an Affiliate of Purchaser to, pay the Purchase Price (excluding any portion thereof related to the 2020 EBITDAS Milestone, which cannot be determined until after the Closing Date) to Wilson Sonsini Goodrich & Rosati, to be held in escrow on behalf of the Seller, on customary terms confirmed in writing between the legal representatives of the Parties. All payments required under this Article III shall be made in cash by the wire transfer of immediately available funds to such trust account of Wilson Sonsini Goodrich & Rosati as shall be designated in writing by the recipient or on behalf of the recipient.

3.3Allocation of Purchase Price. Within sixty (60) days of the Closing Date, the Purchaser shall deliver to the Seller a schedule (the “Allocation Schedule”) reasonably allocating the Purchase Price (together with the Acquired Liabilities and any other items treated as consideration for the Acquired Assets for Tax purposes) among the Acquired Assets. Such allocation shall be deemed final unless the Seller shall have notified the Purchaser in writing of any disagreement with the Allocation Schedule within thirty (30) days after submission thereof by the Purchaser.  In the event of such disagreement, the Purchaser and the Seller shall use reasonable efforts to reach agreement on a reasonable allocation.  In the event that the Purchaser and the Seller do not reach an agreement within thirty (30) days, an independent tax accountant appointed by the Purchaser (and to which the Seller has no reasonable objection) shall make a determination as to each disputed item, which determination shall be final and binding upon the Purchaser and the Seller. The fees, costs and expenses of the independent tax accountant will be split equally between the Seller and the Purchaser. The Purchaser (or any applicable Affiliate thereof) and the Seller agree to file their respective Tax Returns in accordance with the Allocation Schedule as finally determined under this Section 3.3.  The Purchaser (or any applicable Affiliate thereof) and the Seller each agrees to provide the other promptly with any other information required to complete the Allocation Schedule and their Tax Returns.

3.4Purchase Price Adjustment.

3.4.1Pre-Closing Working Capital Statement.  At least five (5) Business Days prior to the Closing, the Seller shall deliver to the Purchaser a statement (the “Pre-Closing Working Capital Statement”) setting forth in reasonable detail the Seller’s good faith calculation of the estimated Net Working Capital Adjustment (including all components thereof) and the Purchase Price (“Estimated Purchase Price”), accompanied by reasonably detailed backup documentation for such calculations and any additional information reasonably requested by the Purchaser.  The Seller shall prepare the Pre-Closing Working Capital Statement using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Sample Pre-Closing Working Capital Statement attached hereto as Exhibit 3.4 and otherwise in accordance with U.S. GAAP (the “Accounting Methodology”), which calculates the Purchase Price as if each of its component parts were determined as of July 31, 2020.  At least ten (10) Business Days prior to the Closing, the Seller shall deliver to the Purchaser a preliminary Pre-Closing Working Capital Statement, and the Seller shall take into consideration any good faith comments of the Purchaser thereto.

3.4.2Post-Closing Working Capital Statement.  As promptly as practicable, but in no event later than the sixtieth (60th) day after the Closing Date, the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Post-Closing Working Capital Statement”) setting forth in reasonable detail the Purchaser’s good faith calculation of the Net Working Capital Adjustment (including all components thereof), accompanied by reasonably detailed backup documentation for such calculations and any additional information reasonably requested by the Seller.  The Purchaser shall prepare the Post-Closing Working Capital Statement using the Accounting Methodology.

3.4.3Review of Post-Closing Working Capital Statement.  The Seller shall have sixty (60) days following its receipt of the Post-Closing Working Capital Statement (the “Review Period”) to review the Post-Closing Working Capital Statement.  During the Review Period, the Purchaser will use commercially reasonable efforts to make available to the Seller, to the extent reasonably requested by the Seller, the Purchaser’s books, records, work papers, personnel and such other information as the Seller may require in order to evaluate the Post-Closing Working Capital Statement and the calculations set forth therein.  On or before the expiration of the Review Period, the Seller shall deliver to the Purchaser a written statement accepting or disputing, in whole or in part, the Post-Closing Working Capital Statement.  If the Seller disputes the Post-Closing Working Capital Statement, such statement shall include a detailed itemization of the Seller’s objections and the reasons therefor (such statement, a “Dispute Statement”).  Any component of the Post-Closing Working Capital Statement that is not disputed in a Dispute Statement shall be final and binding upon the Parties to this Agreement and the Indemnified Parties, and not subject to appeal.  If the Seller does not deliver a Dispute Statement to the Purchaser within the Review Period or delivers a statement accepting the Post-Closing Working Capital Statement, the Post-Closing Working Capital Statement shall be final and binding upon the Parties to this Agreement and the Indemnified Parties, and not subject to appeal.

3.4.4Dispute Resolution.  If the Seller delivers a Dispute Statement or an EBITDAS Dispute Statement (as defined below) during the Review Period, the Purchaser and the Seller shall meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement or the EBITDAS Dispute Statement during the thirty (30) calendar days immediately following the Purchaser’s receipt of the Dispute Statement or the EBITDAS Dispute Statement, or such longer period as the Purchaser and the Seller may mutually agree (the “Resolution Period”).  Any such disputed items that are resolved by the Purchaser and the Seller during the Resolution Period shall be set forth in a memorandum signed by both Parties, which shall be final and binding upon the Parties to this Agreement, and the Indemnified Parties and not subject to appeal.  If the Purchaser and the Seller do not resolve all such disputed items by the end of the Resolution Period, the Purchaser and the Seller shall submit all items remaining in dispute with respect to the Dispute Statement or the EBITDAS Dispute Statement to any nationally recognized independent accounting firm upon which the Purchaser and the Seller shall reasonably agree (the “Accounting Firm”) for review and resolution.  The Accounting Firm shall act as an expert and not an arbitrator.  The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Sample Pre-Closing Working Capital Statement, shall determine only those items remaining in dispute between the Purchaser and the Seller and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by the Purchaser in the Post-Closing Working Capital Statement or the amount of such disputed item as proposed by the Seller in the Dispute Statement or the EBITDAS Dispute Statement or an amount between the two amounts.  Each of the Purchaser and the Seller shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other Party’s position with respect to such disputed items, and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination.  The Accounting Firm shall be instructed to deliver to the Purchaser and the Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Purchaser and the Seller) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding upon the Parties to this Agreement and not subject to appeal.  The costs and expenses of the Accounting Firm shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if the Seller claims the Purchase Price is $1,000 greater than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Seller, and if the Accounting Firm ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of the Accounting Firm shall be allocated forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser and sixty percent (60%) (i.e., 300 ÷ 500) to the Seller.

3.4.5Post-Closing Payments.

3.4.5.1For purposes of this Agreement, “Final Purchase Price” means the Purchase Price and each of its components as finally determined pursuant to this Section 3.4.  For clarity, this Section 3.4.5 shall apply to the Net Working Capital Adjustment as determined pursuant to Section 3.4, but shall not apply to the 2020 EBITDAS Milestone described in Section 3.5.

3.4.5.2If the Final Purchase Price is less than the Estimated Purchase Price (the amount of such deficit, the “Adjustment Shortfall”), then the Purchaser and the Seller shall promptly, and in any event within fifteen (15) Business Days after such final determination, pay or cause to be paid to the Purchaser the Adjustment Shortfall.

3.4.5.3If the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such surplus, the “Adjustment Surplus”), then, promptly, and in any event within fifteen (15) Business Days after such final determination, Purchaser shall pay or cause to be paid to the Seller the Adjustment Surplus.

3.4.5.4Notwithstanding anything in this Section 3.4 to the contrary, but subject to this Subsection 3.4.5.4, if the amount of the Adjustment Shortfall or the Adjustment Surplus, as applicable, is less than ($***), Purchaser and the Seller shall have no obligation to take any further actions, and neither Purchaser nor the Seller shall have any liability to the other, and no amounts shall be payable to Purchaser or Seller pursuant to or arising out of this Section 3.4.

3.4.6Tax Treatment.  Any payment made under this Section 3.4, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Purchase Price.

3.52020 EBITDAS Milestone.

3.5.1On or before February 26, 2021, Seller shall deliver to Purchaser a statement (the “Seller EBITDAS Statement”) setting forth Seller’s good faith calculations of the earnings of the Acquired Product Line for the fiscal year ending December 31, 2020, as calculated in accordance with the methodology set out in Schedule 1.1.17 and otherwise in accordance with U.S. GAAP (the “Acquired Product Line 2020 EBITDAS”).  Seller shall accompany the Seller EBITDAS Statement with reasonably detailed backup documentation for such calculations, including such information related thereto as reasonably requested by Purchaser.

3.5.2Within sixty (60) days following receipt of the Seller EBITDAS Statement, Purchaser shall notify Seller whether or not Purchaser agrees with the Seller EBITDAS Statement.  If Purchaser disagrees, Purchaser shall either provide Seller with a summary setting out the areas of disagreement or notify Seller that Purchaser is electing  to engage a mutually agreed upon (with each Party acting reasonably) third party auditor of a nationally recognized accounting firm to review Seller’s books, records, work papers, personnel and such other information as such auditor may require in order for such auditor to evaluate the Seller EBITDAS Statement and the calculation of the 2020 Acquired Product Line EBITDAS set forth therein.  In the event Purchaser elects to engage such a third party auditor to review the aforementioned, Purchaser may elect to extend such review period by thirty (30) days.  The results of such audit will be shared with Purchaser and Seller. If the Purchaser notifies Seller that Purchaser agrees with the Seller EBITDAS Statement or the auditor finds no discrepancy, the Seller EBITDAS Statement shall be final and binding upon the Parties to this Agreement and the Indemnified Parties, and not subject to appeal.  If the auditor determines that the Seller EBITDAS Statement is incorrect or Purchaser notifies Seller that it disagrees with the Seller EBITDAS Statement but elects not to engage an auditor (or the Parties are unable to agree on an auditor), the Parties will attempt to resolve the discrepancy in good faith. Any component of the Seller EBITDAS Statement that is found to be correct or incorrect by the auditor shall be final and binding upon the Parties to this Agreement and the Indemnified Parties, and not subject to appeal.  If an auditor is not engaged and the Parties are unable to resolve any discrepancy, such discrepancy shall be described by Purchaser in a written statement delivered to the Seller setting forth a detailed itemization of the Purchaser’s objections and the reasons therefor (such statement, an “EBITDAS Dispute Statement”) and resolved in accordance with Section 3.4.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Seller to Purchaser (the “Disclosure Schedule”) corresponding to the applicable section, subsection or clause of this Article IV (or disclosed in any other section, subsection or clause of the Disclosure Schedule if it is reasonably apparent that such disclosure is responsive to such other section, subsection or clause of this Article IV), the Seller hereby represents and warrants to the Purchaser as follows as of the date of this Agreement:

4.1Organization.  The Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Seller has all requisite power and authority to carry on its business as now being conducted.  The Seller is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Seller does not have any Affiliates.

4.2Authorization.  The Seller has full power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Related Agreements by the Seller and the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary board action on the part of the Seller, and no other corporate action on the part of the Seller is necessary to authorize this Agreement and the Related Agreements or to consummate the transactions provided for herein and therein.  This Agreement has been, and the Related Agreements shall be as of the Closing Date, duly executed and delivered by the Seller and do or shall, as the case may be, constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Seller, (b) any Acquired Contract (except as indicated with an asterisk on Schedule 1.1.8 (Acquired Contracts)) or (c) any Law or arbitration award applicable to the Acquired Product Line or the Seller.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Seller in connection with the execution, delivery or performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

4.4Title to Assets.  Except as set forth on Schedule 4.4, the Seller has, and shall convey to the Purchaser at the Closing, good and marketable title to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

4.5Sufficiency of Assets.  Other than the Equipment listed on Part 1 of Schedule 1.1.11, selling, general and administration activities that have been performed by employees of the Seller not ordinarily working from the Facility, services to be provided by the Seller under the Transition Services Agreement, commercially available materials which are purchased by Seller as a catalogue item from Third  Parties on an as-needed basis and off-the-shelf software and insurance, the Acquired Assets (a) are sufficient for the continued conduct of the Acquired Product Line substantially in the manner as it was conducted prior to Closing, (b) include all rights, assets and property Controlled or purported to be Controlled by the Seller with respect directly to the Acquired Product Line and (c) to the Knowledge of the Seller, are in good operating condition and repair in all material respects  and none of such Acquired Assets are in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  All of the Acquired Assets and Acquired Inventory consists of a quality and quantity usable in the Ordinary Course.

4.6Absence of Certain Changes.  Since June 30, 2020, except for impacts of the COVID-19 pandemic, and except as set forth on Schedule 4.6 there has not been (a) any Material Adverse Effect or (b) any damage, destruction, loss or casualty to property or assets of the Seller (including the Acquired Assets) with a value in excess of ($***), whether or not covered by insurance.

4.7Compliance with Law; Authorizations.  The Seller (a)  has not been charged with, and the Seller has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, the Seller is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity relating to the Acquired Product Line or Acquired Assets, and (b) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator relating to the Acquired Product Line or Acquired Assets. Except as set forth on Schedule 4.7, there are no Authorizations required by the Seller to conduct the Acquired Product Line or to operate the Acquired Assets substantially in the same manner as it was conducted in the twelve-month period prior to Closing except for those that are standard in the industry for businesses of the nature of the Acquired Product Line.

4.8Acquired Contracts4.8.1.  Schedule 1.1.8 (Acquired Contracts) contains a true, correct and complete list of all material Contracts pursuant to which the Seller enjoys any right or benefit or undertakes any obligation related to the Acquired Assets or the Acquired Product Line, other than (a) licenses granted to the Seller for off-the-shelf software, (b) employment agreements and invention assignment agreements with employees, (c) agreements with consultants and contractors that assign or grant to the Seller ownership of inventions developed in the course of providing services to the Seller by such consultants and contractors, except to the extent such invention assignment agreements relate to activities under any Acquired Contract. True, correct and accurate copies of all Acquired Contracts (including, for greater certainty, all amendments or modifications thereto) have been made available to the Purchaser and (d) the Real Property Lease.  The Acquired Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Seller and each other party to such Acquired Contracts, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except as set forth in Schedule 4.8, there exists no default or event of default or event, occurrence, condition or act, with respect to the Seller, or to the Knowledge of the Seller, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Acquired Contract that would allow such Contract to be terminated or otherwise have, or be expected to have, a Material Adverse Effect thereon. The Seller has not received written or, to the Knowledge of the Seller, oral notice of, and has no Knowledge of any intent to effect, the cancellation, modification or termination of any Acquired

Contract. Only those Acquired Contracts identified with an asterisk on Schedule 1.1.8 (Acquired Contracts) require the consent of or notice to the other party thereto to avoid any breach, default or violation of such Contract in connection with the transactions contemplated hereby, including the assignment of such Acquired Contract to the Purchaser or its Affiliates. Subject to receipt on or prior to the Closing Date of any such consent disclosed on Schedule 1.1.8 (Acquired Contracts), the consummation of the transactions contemplated by this Agreement will not result in a material breach of any Acquired Contract.

4.9Accounts Receivable.  All Acquired Accounts Receivable are (a) shown on the Acquired Books and Records; (b) actual and bona fide receivables resulting from the Ordinary Course related to the Acquired Product Line; (c) subject to customary trade terms; and (d) collectible without set-off or counterclaim. Any reserves provided for such Acquired Accounts Receivable in the Acquired Books and Records have been computed in accordance with U.S. generally accepted accounting principles applied on a consistent basis.  The Financial Information provided by Seller is, in all material respects, true and complete, consistent with past practice, and fairly present the financial condition of the Acquired Product Line for the periods covered.

4.10Acquired Inventory.  The Acquired Inventory is being maintained at levels appropriate for the continuation of the Acquired Product Line in the Ordinary Course.  Schedule 1.1.13 (Acquired Inventory) accurately sets out for all Acquired Inventory as of the date specified therein the product name, lot number, manufacturing date, manufacturer, and approximate amount remaining. To the Seller’s Knowledge, the Acquired Inventory was manufactured and has at all times been transported and stored in accordance with all applicable requirements of any Governmental Entity and applicable Laws.  At least *** percent (***%) of the Acquired Inventory has *** percent (***%) shelf life remaining and is less than ***years old, both as measured on the Closing Date.

4.11Intellectual Property.

4.11.1Schedule 1.1.9 (Acquired Copyrights) lists all Acquired Copyrights that are registered, and Schedule 1.1.18 (Acquired Trademarks) lists all Acquired Trademarks that are registered.  The Seller does not own, and has not applied for, any pending or issued patent that includes a Polymer Patent Claim.

4.11.2Except as set forth in Schedule 4.11.2, the Seller has a valid, legally enforceable, and exclusive right to use and license each item of Acquired Intellectual Property free and clear of any Encumbrance and the Acquired Intellectual Property constitutes all Intellectual Property that is used by the Seller in or, to the extent material, necessary for the conduct of the Acquired Product Line by the Seller as currently conducted except for any commercially available off-the-shelf software.  The Seller is not bound by, and no Acquired Intellectual Property is subject to, any Contract or order that in any way limits or restricts the ability of the Seller or the Purchaser to use, exploit, transfer, license, assert, or enforce the Acquired Intellectual Property without payment (other than legal fees and related costs incurred in asserting or enforcing any right in Acquired Intellectual Property), or that affects or may affect the validity, transferability, enforceability, or the Seller’s ownership of any Acquired Intellectual Property, other than the non-exclusive licenses or rights granted as of the date of this Agreement under the Acquired Customer Contracts. The Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Acquired Intellectual Property to any Person and, except as provided in the licenses or rights granted as of the date of this Agreement under the Acquired Customer Contracts, the Seller has not exclusively licensed, or agreed to exclusively license rights to, any Acquired Intellectual Property to any Person.  The representations and warranties made in this Section 4.11.2 shall not be construed to expand the representations and warranties made by the Seller in Section 4.11.4.

4.11.3Except as expressly set forth in Schedule 4.11.3:

4.11.3.1All current and former directors, officers, employees, consultants and contractors of the Seller who are or were involved in, or who have contributed to, the creation or development of any Acquired Intellectual Property have executed and delivered to the Seller a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Seller of any Intellectual Property Rights in the Acquired Intellectual Property arising from services performed by such Persons. To the Knowledge of the Seller, no current or former directors, officers, employee, consultant or contractor is in violation of any term of any such agreement.

4.11.3.2The Seller has not received any written communication from any Person challenging or threatening to challenge, nor is the Seller a party to any pending and served Proceeding or pending but not served Proceeding or, to the Knowledge of the Seller, threatened Proceeding in which any Person is challenging, the Seller’s ownership of, and right to use and license, any Acquired Intellectual Property.

4.11.3.3The Seller's development, manufacture and sale of the polymers included in the Acquired Product Line, as conducted by the Seller at any time prior to the Closing Date and, to the Knowledge of the Seller, the sale of such polymers by the Seller's customers, has not infringed, and does not infringe (in either case directly, contributorily, by inducement, or otherwise), misappropriate, or otherwise violate any Intellectual Property Right of the Seller (other than any Acquired Intellectual Property being transferred to Purchaser on Closing) or any other Person.  Without limiting the generality of the foregoing:

4.11.3.4No claim or Proceeding with respect to the infringement, misappropriation, or violation of the Intellectual Property Rights of any other Person is pending or, to the Knowledge of the Seller, threatened against the Seller with respect to the development, manufacture and sale of the polymers included in the Acquired Product Line nor alleging that the Acquired Intellectual Property is being licensed by the Seller in conflict with the terms of any Contract or otherwise in violation of any Laws. Seller has not received any written notice or other communication in writing with respect to any actual, alleged, or suspected infringement, misappropriation, or violation of the Intellectual Property Rights of any other Person by the Seller in respect of such polymers or activities, nor any letter or other written communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person for the conduct of such activities or the development, manufacture or sale of such polymers).

4.11.3.5No claim or Proceeding involving any Acquired Intellectual Property is pending or, to the Knowledge of the Seller, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not materially adversely affect the conduct of the Acquired Product Line.

4.11.4To the Knowledge of the Seller, no Person is misappropriating any Acquired Intellectual Property. The Seller has the sole and exclusive right to bring actions for misappropriation, dilution, violation or unauthorized use of the Acquired Intellectual Property without any obligation to obtain consent, joinder or to provide an accounting to any other Person.

4.11.5The Seller has taken reasonable steps to protect the rights of the Seller related to right of ownership to Acquired Intellectual Property and the Seller’s Confidential Information, in each case consistent with commercially reasonable standards.

4.11.6Seller is not subject to any outstanding order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ or stipulation restricting in any manner the use, transfer or licensing of the Acquired Intellectual Property by the Seller.

4.11.7No claim of indemnification has been made against the Seller, and there is no basis for any claim of indemnification against the Seller, by a licensee or customer of the Seller pursuant to any Acquired Customer Contract.

4.11.8No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Intellectual Property owned by the Seller, except to the extent no rights to the Acquired Intellectual Property have been granted in connection therewith.

4.12Real Estate(a).

4.12.1The Facility is the only real property currently used by the Seller primarily for the operation of the Acquired Product Line (the “Real Property”).  Schedule 4.12.1 identifies each lease, sublease, license or other occupancy agreement pursuant to which the Seller occupies or uses such Real Property, including the date of and legal name of each of the parties to such lease, sublease, license or other occupancy agreement (each, a “Real Property Lease”). The Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy any of the Real Property or any portion thereof.

4.12.2The Seller has a valid leasehold interest in the Real Property free and clear of all Encumbrances.  The Seller has delivered or made available to the Purchaser accurate and complete copies of the Real Property Lease, as amended or otherwise modified and in effect, together with extension notices and other material correspondence or documents related thereto.

4.12.3To the Seller’s Knowledge, the current use of the Real Property by the Seller is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any permits relating thereto. To the Seller’s Knowledge, no condemnation Proceeding is pending or threatened that would preclude or materially impair the continued use of the Real Property as it is currently used.

4.12.4To the Knowledge of the Seller, all facilities located on the Real Property Lease have received all material governmental approvals required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws. To the Knowledge of the Seller, all buildings, fixtures and improvements on the Real Property Lease  are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put.

4.13Environmental Matters.  The Seller is, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws at the Facility. There has been no release or, to the Seller’s Knowledge, threatened release by the Seller at the Facility of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each, a “Hazardous Substance”) on, upon, into or from any of the Real Property that would reasonably be expected to result in any material Liability.  Neither the Seller, nor, to the Seller’s Knowledge, any other Person has caused or taken any action that could reasonably be expected to result in any material Liability relating to the presence of Hazardous Substances or violations of Environmental Laws at, on, above, under or about the Real Property.

4.14Legal Proceedings.  There is no Proceeding pending or, to the Knowledge of the Seller, threatened against, relating to or involving the Acquired Product Line or the Acquired Assets before any Governmental Entity or arbitrator.

4.15Quality.  To the Seller’s Knowledge, there is no material deficiency with respect to the compliance of the Acquired Product Line with its quality plan or, to the extent the Seller has agreed in writing to comply with such requirements of its customers under the Acquired Customer Contracts, the quality and validation requirements of such customers as they relate to the Acquired Product Line or any products sold to such customers, and to the Knowledge of the Seller there is no material audit or investigation arising from any non-compliance or suspected non-compliance with such quality plan or quality and validation requirements. There are no outstanding or disputed claims by any customers under the Acquired Customer Contracts with respect to any products or services sold or provided by the Seller to such customers which have not been settled prior the date of this Agreement.

4.16Product Liability and Warranty Claims.  There are no outstanding warranty claims with respect to, or in connection with, the products or services manufactured, distributed or sold by the Seller related to any of the polymers included in the Acquired Product Line and there are no pending or, to the Knowledge of the Seller, threatened Proceedings relating to any breach of any of the product warranties, indemnities or performance guarantees given by the Seller to its customers under the Acquired Customer Contracts.

4.17Benefit Plans.  Neither the Seller nor any ERISA Affiliate of the Seller has any Liability with respect to, or has at any time within the last six (6) years contributed or had an obligation to contribute to any: (i) “multiemployer plan,” as defined in Section 3(37) of ERISA; (ii) pension plan subject to Title IV of ERISA, or subject to the minimum funding standards of Section 302 of ERISA; or (iii) “multiple employer plan” as defined in Section 210(a) of ERISA or Section 413(c) of the Code.

4.18Employees.

4.18.1Except as set forth in Schedule 4.18.1: (i) there are no collective bargaining agreements which pertain to the Business Employees in their capacity as such; (ii) there is not, and since January 1, 2017, there has not been, any material labor strike, work stoppage or lockout against the Seller by the Business Employees; (iii) to the Knowledge of the Seller, no material union organizational campaign is in progress with respect to the Business Employees; (iv) there are no pending Proceedings against the Seller as it relates to any Business Employees before the Equal Employment Opportunity Commission, Department of Labor or any other federal, state or local agency which deals with unlawful employment practices; (v) the Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any investigation relating to any of the Business Employees and, to the Knowledge of the Seller, no such investigation is in progress; (vi)  all Business Employees have been properly classified as employees rather than independent contractors, and as exempt or nonexempt from overtime and other applicable wage and hour requirements under applicable Law; and (vii) there are no pending or, to the Knowledge of the Seller, threatened claims against the Seller by or in respect of any Business Employee as it relates to employment.

4.18.2 Schedule 4.18.2 contains a list of each individual employed by the Seller who primarily works on or about the Facility on the date of this Agreement (each, a “Business Employee”).  Schedule 4.18.2 sets forth the name, title or job position, FLSA classification status, base salary (or wage) rate and additional compensation (or the terms thereof, if determined pursuant to a scale or formula), if any, and any applicable employment agreement or offer letter agreement (in each case, whether written or unwritten) as in effect as of the Closing Date, with respect to each Business Employee.  To the Knowledge of the Seller, no Business Employee is subject to any noncompetition, employment, consulting, or similar agreements with any Person other than the Seller relating to the present business activities of the Seller.  All Business Employees are “employees at will” and are employed by the Seller.  The Seller is in compliance with respect to the Business, in all material respects, with all Laws relating to employment practices, including Laws relating to workers’ safety and health, sexual harassment, discrimination, equal pay, background checks, employee leaves, immigration, wages and hours (including classification of employees) or workers’ compensation.

4.18.3All compensation and benefits due to the Business Employees on or prior to the date hereof have been paid in the Ordinary Course and, as of the Closing Date, there will be no other monies due to any Business Employees (whether arising out of any formal or informal arrangement).

4.19Related Party Transactions.  Except as set forth on Schedule 4.19 or for those services to be performed by the Seller under the Transition Services Agreement, no officer, director, stockholder or employee of the Seller nor any individual in such officer’s, director’s, stockholder’s or employee’s immediate family: (a) is a party to any Acquired Contract; (b) has any material interest in any Acquired Asset; or (c) provides any services related to the Acquired Product Line (each, a “Related Party Transaction”).

4.20Brokers, Finders Brokers, Finders and Investment Bankers.  Except as set forth on Schedule 4.20, neither the Seller nor any officers, directors or employees of the Seller, nor any Affiliate of the foregoing, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

4.21Cybersecurity and Data Protection.  To the Knowledge of the Seller, the computer and other information technology systems in use as of the date of this Agreement by Seller in respect of the Acquired Product Line have not been the target of a successful attack or compromise on their security or integrity during five (5) years immediately preceding the date hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

5.1Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Alabama and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2Authorization.  The Purchaser has full power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser, and no other corporate action on the part of the Purchaser is necessary to authorize this Agreement and the Related Agreement or to consummate the transactions provided for herein and therein.  This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly executed and delivered by the Purchaser and do or will, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereunder and thereunder do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of the Purchaser, (b) any Contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any Law applicable to the Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a Material Adverse Effect on the ability of the Purchaser to consummate the transactions contemplated hereby or by the Related Agreements.

5.4Brokers, Finders and Investment Bankers.  Neither the Purchaser nor any officers, directors or employees of the Purchaser, nor any Affiliate of the foregoing, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

6.1Conduct of Acquired Product Line by the Seller.  For the period commencing on the date hereof and ending on the Closing Date, the Seller shall, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the Acquired Product Line:

6.1.1conduct the business related to the Acquired Product Line in the Ordinary Course and not enter into any agreement, transaction or activity or make any commitment with respect to the Acquired Product Line or the Acquired Assets except those in the Ordinary Course and not otherwise prohibited under this Section 6.1;

6.1.2maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of the Acquired Assets or the conduct of the business related to the Acquired Product Line requires such qualification;

6.1.3upon any damage, destruction or loss to any Acquired Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event or, if required, to such other (better) condition as may be required by applicable Law;

6.1.4not dispose of or license (other than licenses that exist under any Acquired Contract) any right to the use of any Acquired Intellectual Property;

6.1.5not (i) sell any Acquired Asset, other than polymer sold in the Ordinary Course pursuant to an Acquired Contract in effect as of the date of this Agreement, (ii) create, incur or assume any indebtedness secured by the Acquired Assets, (iii) grant, create, incur or suffer to exist any Encumbrance on the Acquired Assets that did not exist on the date hereof, (iv) incur any liability or obligation (absolute, accrued or contingent) related to the Acquired Product Line or Acquired Assets except in the Ordinary Course, or (v) enter into any Contract, amend, waive, modify or terminate any Contract or cancel, assign any rights of material value, or pay, discharge, release or settle any claim of material value arising under a Contract, in each case to the extent that such Contract is or would constitute an Acquired Asset or otherwise affects the Acquired Product Line;

6.1.6use commercially reasonable efforts to maintain supplies and inventory at levels that are in the Ordinary Course;

6.1.7maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Seller;

6.1.8not (i) commence any Proceeding (other than debt collection in the Ordinary Course) or (ii) compromise or settle any Proceeding, in each case relating to the Acquired Product Line or the Acquired Assets;

6.1.9continue to maintain its books and records in accordance with U.S. generally accepted accounting principles applied and on a basis consistent with past practice; and

6.1.10not authorize, or commit or agree to take, any of the prohibited actions in the foregoing.

Subject to any restrictions under applicable laws, in connection with the continued operation of the business related to the Acquired Product Line during the period commencing on the date hereof and ending on the Closing Date, the Seller shall confer in good faith on a regular and frequent basis, during reasonable hours and under reasonable circumstances, with the Purchaser regarding operational matters and the general status of ongoing operations of the Seller.  The Seller acknowledges that the Purchaser does not and shall not waive any rights it may have under this Agreement as a result of such consultations.  The Seller shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Seller set forth in this Agreement to become untrue.

6.2Inspection and Access to Information.  During the period commencing on the date hereof and ending on the Closing Date, the Seller will (and will cause its Representatives to) provide the Purchaser and its Representatives reasonable access, during reasonable hours and under reasonable circumstances, to the business related to the Acquired Product Line and Acquired Assets.  Notwithstanding the foregoing, the Seller shall not be required to disclose any information if such disclosure will contravene any applicable Law, violate a contractual obligation to any third party existing on the date hereof which cannot be addressed by virtue of suitable confidentiality terms between Seller and Purchaser (if the confidentiality terms set out herein are not already sufficient) or adversely affect the attorney client privilege between the Seller and its counsel.  In addition, notwithstanding anything to the contrary herein, any access to any real property shall be subject to the Seller’s reasonable security measures.  All information obtained by Purchaser pursuant to this Section 6.2 shall be kept confidential in accordance with the terms of Section 6.7 hereof.  No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement or the Related Agreements of any party hereto or thereto or any condition to the obligations of the parties hereto or thereto.  Any access to the Facility shall be subject to the Seller’s reasonable security and worker safety measures (including the right to limit the number of Purchaser personnel at the Facility to those personnel reasonably required to fulfill Purchaser’s objectives for such access) and insurance requirements and the requirements of Seller leases, and shall not include the right to perform any “invasive” testing (which, for clarity, shall not preclude the performance by Purchaser of the activities pursuant to Section 6.12).

6.3Notices of Certain Events.  The Seller shall promptly notify the Purchaser of:

6.3.1The resignation of any Business Employee or termination by the counterparty thereto of any Assumed Contract;

6.3.2any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of the Seller under this Agreement being inaccurate in any material respect;

6.3.3any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition;

6.3.4any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

6.3.5any Proceeding commenced or, to the Knowledge of the Seller, threatened against, relating to or involving or otherwise affecting the Seller, the Acquired Product Line or the Acquired Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 (Legal Proceedings) or that relates to the consummation of the transactions contemplated by this Agreement.

Subject to the terms of this Agreement, no such notification will be deemed to prevent or cure any breach of, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties to this Agreement or the Related Agreements.

6.4Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions of this Agreement, each Party shall use its commercially reasonable efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all regulatory approvals and to satisfy all conditions to its respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected as soon as practicable, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, managers, employees, agents, counsel, accountants and other designees in connection with any reasonable steps required to be taken as a part of their respective obligations under this Agreement, including:

6.4.1Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Acquired Product Line, the Acquired Assets or the transactions contemplated by this Agreement or the Related Agreements).  Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement;

6.4.2In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such Proceeding, (ii) in the event an injunction or other order is issued in any Proceeding, use all reasonable efforts to have such injunction or other order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement;

6.4.3The Seller shall give any notices to third parties and each Party shall use its commercially reasonable efforts (in consultation with the other) to obtain any third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be given or obtained, including for the agreements indicated with an asterisk on Schedule 1.1.8 (Acquired Contracts), (iii) required to avoid a breach of or default under any Acquired Contract in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Material Adverse Effect, whether prior to or on the Closing Date; and

6.4.4Each Party shall give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which would be likely to cause any representation or warranty of the Seller or the Purchaser, as the case may be, contained in this Agreement to be materially untrue or inaccurate at any time from the date hereof to the Closing Date or that shall or may result in the failure to satisfy any of the conditions specified in Article VII (Conditions to Closing) of this Agreement and (ii) any failure of the Seller or the Purchaser, as the case may be, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.  Each Party acknowledges that the Purchaser does not and shall not waive any right it may have under this Agreement as a result of such notifications.

6.5Public Announcements.  The Parties shall each make an  initial public announcement of the execution of this Agreement in a form reasonably acceptable to the other Party, which shall be issued on or promptly after the date hereof and in any case within the period necessary for each Party to comply with applicable Law.  After the issuance of such press release, if either Party desires to make a public announcement concerning this Agreement, such release shall be (i) subject to the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) or (ii) limited to the information previously approved by the other Party or included in the initial press release.

6.6Transfer Taxes; Expenses.  Any transfer, sales, use, stamp, registration or other Taxes or recording fees payable as a result of the Acquisition or any other action contemplated by this Agreement (other than any federal, provincial, local or foreign Taxes measured by or based upon income or gains imposed upon the Seller) (“Transfer Taxes”) will be paid by the Purchaser.  The Parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding Transfer Taxes. The Parties shall cooperate, to the extent reasonably requested and permitted by applicable Laws in minimizing any such Transfer Taxes.

6.7Confidential Information.

6.7.1Each Party (the “Receiving Party”) shall, and shall cause its Affiliates to, for a period of ten (10) years from the Closing Date, (a) use reasonable efforts to keep confidential the other Party’s (the “Disclosing Party”) Confidential Information (b) not use the Disclosing Party’s Confidential Information for any purpose, except (i) to the extent necessary to perform its obligations or to exercise its rights under this Agreement, the Transition Services Agreement or (ii) as required by applicable Law, and (c) not disclose the Disclosing Party’s Confidential Information to any third party other than its employees, consultants, contractors, licensees or potential or actual partners or customers that have a need to know for the foregoing purposes, provided that such persons are under obligations of non-use and non-disclosure at least as protective of the Disclosing Party hereunder.

6.7.2The Acquired Assets shall, after the Closing, be deemed to be Confidential Information of Purchaser and, notwithstanding that Purchaser received such information from the Seller, for the purposes of this Agreement Purchaser shall be deemed to be the Disclosing Party and the Seller shall be deemed to be the Receiving Party with respect to such information. The terms of this Agreement shall be deemed to be the Confidential Information of both Parties.  Notwithstanding anything to the contrary, either the Seller or the Purchaser may disclose this Agreement as necessary in connection with the Seller’s filings with the U.S. Securities and Exchange Commission or otherwise required by applicable Law.

6.7.3The above restrictions on the use and disclosure of Confidential Information shall not apply to any information that (a) is or was already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof, (b) is or becomes generally available to the public from and after the Closing other than through any act or omission of the Receiving Party in breach of this Agreement, (c) is acquired by the Receiving Party from a third party who is not, to the Knowledge of the Receiving Party, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (d) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential hereunder.  Notwithstanding the foregoing, with respect to the Acquired Assets after the Closing, the Seller shall not be able to rely on any of the exceptions set out in this Section 6.7.3 except for Section 6.7.3(b).

6.7.4If a Receiving Party becomes legally compelled to disclose any Confidential Information, such Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that such Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 6.7.4.  If such protective order or other remedy is not obtained, or such Disclosing Party waives compliance with this Section 6.7.4, then the Receiving Party shall furnish only that portion of Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded to such Confidential Information.

6.8Employee Matters6.8.1.

6.8.1If not provided to Purchaser prior to the date of this Agreement, Seller shall deliver to Purchaser all information reasonably requested by Purchaser sufficient for Purchaser to make offers of employment to, or consulting arrangements with, all Business Employees.  Within three (3) Business Days after the date of this Agreement, except as set out in Part 1 of Schedule 6.8.1, the Purchaser shall make offers of employment with compensation and benefits comparable to the compensation and benefits provided by the Seller to similarly situated employees of Seller, with employment effective as of the Closing Date, on an at-will basis and on other terms set by the Purchaser, to the Business Employees that are set forth on Part 2 of Schedule 6.8.1 who is not on Extended Leave (each, an “Offered Employee”).  Within fifteen (15) days after the date of this Agreement, the Purchaser shall deliver to the Seller Part 3 of Schedule 6.8.1 setting forth a list of each Offered Employee that has accepted such an offer (each, a “Hired Employee”).

6.8.1.1If within fifteen (15) days after the date of this Agreement (the “Acceptance Determination Date”) ten (10) or less of the Business Employees (excluding Business Employees on Extended Leave) accept employment or, in the case of the individual set out in Part 1 of Schedule 6.8.1,  a consulting engagement with the Purchaser (an “Extension Event”), then the Closing Date shall be extended to a date requested in writing by Purchaser, such extension not to extend the Closing Date by more than 75 days after the Acceptance Determination Date.  Notwithstanding anything to the contrary in this Agreement; the occurrence of an Extension Event shall not be deemed to cause a Material Adverse Effect.

6.8.2To the Knowledge of the Seller, there are no restrictions that would prohibit the employment of any Business Employee by the Purchaser as of the Closing Date. The Seller shall terminate, effective as of the Closing Date, all Offered Employees.  Further, without the prior written consent of the Purchaser, the Seller shall not offer to employ, or promise and/or pay severance or other termination payment (except as contractually owed prior to this Agreement) to any Offered Employee who does not become a Hired Employee.

6.8.3Any Business Employee who is not actively at work on the Closing Date by reason of Extended Leave, who express an intention to return and accept an offer of employment from Purchaser, and who receive clearance to return from such Extended Leave within six (6) months following the Closing Date shall be eligible to commence employment with Purchaser as of the date such Business Employee returns from such Extended Leave as set forth above, rather than on the Closing Date and shall be treated as Hired Employees on the date that such Business Employee returns to work.

6.8.4Seller shall retain any financial responsibility (A) for each Business Employee on Extended Leave as of the Closing Date until the date such Business Employee becomes an employee of Purchaser, and (B) for long-term disability coverage (as and to the extent provided for in the applicable employee benefit plans maintained by the Seller) for each Business Employee who is on long-term disability leave as of the Closing Date, and each Business Employee who (1) is on short-term disability leave as of the Closing Date, (2) seeks long-term disability coverage and (3) has not returned from Extended Leave as described in Section 6.8.1(ii).

6.8.5The Seller shall retain and be solely responsible for all Liabilities in respect of any claims made by any Business Employee for severance or other termination pay or other benefits (including claims for wrongful dismissal, constructive dismissal, notice of termination of employment, pay in lieu of notice of termination, termination indemnities and any payments required to be made under any Law in respect of the termination of the Business Employee’s employment from the Seller, the failure of a Business Employee to accept an offer of employment from the Purchaser, or the non-hire of a Business Employee resulting from such Business Employee’s failure to satisfy the Purchaser’s standard background checks and drug testing policy, including payments in respect of accrued wages, vacation, overtime, bonuses and other plans, programs or obligations) arising out of the Business Employee’s employment with the Seller.  The originals of all personnel records of all Business Employees shall remain with the Seller; provided that to the extent permitted by Law, the Purchaser shall be provided with full access to all such personnel records of Hired Employees to the extent authorized by the Hired Employee or reasonably necessary in order for the Purchaser or any of its Affiliates or successors to respond to a subpoena, court order, audit, investigation, or otherwise as required by Law.

6.8.6The Seller shall, at the first opportunity pursuant to its standard payroll process, pay to each Hired Employee the full amount owed to such Hired Employee in respect of all accrued and unpaid salary and expense reimbursement owing to such Hired Employee as of the Closing Date.  Purchaser shall pay to each Hired Employee the bonus amounts that such Hired Employee would have received under Seller’s 2020 bonus plan applicable to such Hired Employee for the portion of the year worked to the Closing Date, which amounts are set out in Schedule 6.8.6 and will be reflected as a current liability associated with the Acquired Product Line as of the Closing Date in the determination of Net Working Capital.

6.8.7The Seller shall, at the first opportunity pursuant to its standard payroll process, pay to each Hired Employee the amount of compensation due in respect of the accrued but unused vacation time held by such Hired Employee as of the Closing Date.

6.8.8Nothing in this Section 6.8 shall be intended to entitle any Person other than the Parties hereto and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind.  Nothing contained herein, express or implied, is intended to amend or modify any employee benefit plans maintained by the Seller, the Purchaser or their Affiliates.

6.9Termination of Related Party Transactions6.9.1.  The Seller shall terminate all Related Party Transactions relating to or affecting the Acquired Assets (including any Acquired Contracts) or the Acquired Liabilities as of the Closing Date.

6.10Supply Agreement6.10.1.  In connection with this Agreement, the Parties shall negotiate in good faith, and within ninety (90) days from the Closing Date, enter into a pre-clinical supply agreement on mutually agreeable terms.

6.11Covenant Not to Sue6.11.1.

6.11.1Seller (on behalf of itself, any Affiliate and its successors in title or licensees) agrees not to sue the Purchaser or the Purchaser’s Affiliates, permitted successors in title, licensees, sublicensees or customers, if any, (or third Persons acting on their behalf) (for whom the Purchaser holds such rights in trust), for such Person’s conduct of the Acquired Product Line in a manner as conducted prior to the Closing Date on the basis of infringement or misappropriation of any Excluded Asset or Intellectual Property retained by Seller as of the Closing Date or any part thereof.

6.11.2Seller (on behalf of itself, any Affiliate and its successors in title or licensees) agrees not to challenge or contest the validity or enforceability of any Acquired Intellectual Property.

6.12Access and IT Activities to Be Performed by Purchaser on the Facility Prior to Closing6.12.1.  Without limiting Section 6.2 and subject to Seller’s reasonable security and safety measures, from time-to-time from and after the date hereof as reasonably requested by Purchaser, Seller shall permit Purchaser access to the Facility to allow Purchaser to place and/or install and ready the information technology related equipment of Purchaser, and to take such other reasonable actions as are necessary, to enable Purchaser to operate the Acquired Product Line from Purchaser’s information technology systems from and after the Closing Date.  Schedule 6.12 sets out a high-level description of the equipment and activities to be performed by Purchaser pursuant to this Section 6.12 but Seller acknowledges that Purchaser may determine once its information technology personnel attend at the Facility that additional equipment or actions may be necessary to complete such transition and Seller shall reasonably cooperate with Purchaser’s reasonable requests in that regard.

ARTICLE VII

CONDITIONS TO CLOSING

7.1Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the following:

7.1.1there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no Proceeding shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; and

7.1.2all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made.

7.2Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.2.1Representations and Warranties.

7.2.1.1The representations and warranties of the Seller set forth in Article IV (Representations and Warranties of the Seller) other than the Fundamental Representations (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, in each case, except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Material Adverse Effect;

7.2.1.2The Fundamental Representations (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

7.2.2Performance of Obligations of the Seller.  The Seller shall have performed in all material respects all covenants and agreements required to be performed under this Agreement on or prior to the Closing Date;

7.2.3No Material Adverse Effect.  On or prior to the Closing Date, there shall not have occurred and be continuing (nor shall the Purchaser have become aware of) any Material Adverse Effect or any development likely to result in a Material Adverse Effect;

7.2.4Related Agreements.  The Seller shall have delivered, or caused to be delivered, to the Purchaser the executed Related Agreements;

7.2.5Landlord Notice; Consent Letters.  After prior consulting with Purchaser as to the form and content, Seller shall have delivered, or caused to be delivered, to the Purchaser evidence of the notice to the landlord and/or owner of fee estate regarding the assignment of the Real Property Lease to Purchaser;

7.2.6IT Transfer Activities.  The IT Transfer activities identified on Part Schedule 2.2.4 have been completed in all material respects on or before Closing and Seller shall have provided Purchaser with the access to the Facility and cooperation required pursuant Section 6.12;

7.2.7Governmental Orders. No governmental order or other legal restraint or prohibition shall be in effect that in any case would prohibit or prevent the transactions contemplated hereby.  No Proceeding shall have been commenced by any Governmental Entity that seeks to prevent, prohibit or make illegal any of the transactions contemplated hereby; and

7.2.8Discharge of Security.  Confirmation that any security interests granted by Seller to third parties against the Acquired Assets have been released.

7.3Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.3.1Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article V (Representations and Warranties of the Purchaser) (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, in each case, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, prevent or materially delay or materially impair Purchaser’s ability to consummate the Acquisition or any of the other transactions contemplated hereby;

7.3.2Performance of Obligations by the Purchaser.  The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

7.3.3Related Agreements.  The Purchaser shall have delivered, or caused to be delivered, to the Seller the executed Related Agreements.

ARTICLE VIII
CLOSING

8.1Closing.  Subject to extension pursuant to Section 6.8.1.1, the Closing shall occur at 12:01 am Eastern Time on February 1, 2021, or the third Business Day immediately following the satisfaction or waiver of the conditions set forth in Article VII (Conditions to Closing) that are contemplated to be satisfied prior to the Closing, whichever is later, or on such other date as the Parties may agree (the “Closing Time”).  The Closing shall take place by electronic delivery of documents no later than three (3) Business Days prior to the Closing Time,  to be held in escrow by the respective legal representatives of the Parties, or at such other place or method as the Parties may agree.  Upon satisfaction of the forgoing, the documents and the Purchase Price shall be released from escrow to the respective parties at the Closing Time.

8.2Seller’s Closing Deliveries.  At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

8.2.1a certificate executed by the Chief Executive Officer of the Seller as to compliance by the Seller with the conditions set forth in Sections 7.2.1, 7.2.2 and 7.2.3;

8.2.2duly executed bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated as of the Closing Date, transferring to the Purchaser and/or an Affiliate of the Purchaser all of the Seller’s right, title and interest in and to the Acquired Assets, together with possession of the Acquired Assets, including the Bill of Sale substantially in the form attached hereto as Exhibit 8.2.2 (the “Bill of Sale”);

8.2.3duly executed documents evidencing the assignment of the Acquired Contracts including the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 8.2.3 (the “Assignment and Assumption Agreement”);

8.2.4duly executed documents evidencing the assignment of the Acquired Trademarks substantially in the form attached hereto as Exhibit 8.2.4 (the “Trademark Assignment”);

8.2.5duly executed documents evidencing the assignment of the Intellectual Property including the Intellectual Property Assignment Agreement substantially in the form attached hereto as Exhibit 8.2.5 (the “IP Assignment Agreement”);

8.2.6duly executed documents evidencing the assignment of the Real Property Lease including the Lease Assignment Agreement substantially in the form attached hereto as Exhibit 8.2.6 (the “Lease Assignment Agreement”);

8.2.7a certificate executed by an officer of the Seller, dated as of the Closing Date, as to (i) the good standing of the Seller in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business and (ii) the effectiveness of the resolutions of the board of directors and shareholders of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

8.2.8each of the Related Agreements, duly executed by the Seller;

8.2.9a certificate of good standing or similar form regarding the Seller from the Secretary of State of the State of Alabama, dated within ten (10) Business Days of the Closing;

8.2.10a certificate from the Seller, dated as of the Closing Date, sworn under penalties of perjury, in a form reasonably acceptable to the Purchaser, that conforms to the requirements of Treasury Regulations § 1.1445-2(b)(2), certifying that such Person is not a “foreign person” as that term is defined in Section 1445(f)(3) of the Code;

8.2.11 UCC-3 termination statements filed by the Seller to evidence release of all security interests held against the Acquired Assets, as applicable; and

8.2.12all other documents required to be entered into by the Seller pursuant to this Agreement or reasonably requested by the Purchaser to convey the Acquired Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

8.3Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered to the Seller, the following:

8.3.1the Purchase Price to be paid at the Closing pursuant to Section 3.2 delivered to Wilson Sonsini Goodrich & Rosati, to be held in escrow pursuant to Sections 3.2 and 8.1;

8.3.2a certificate executed by an authorized officer as to compliance with the conditions set forth in Sections 7.3.1 and 7.3.2;

8.3.3documents evidencing the assumption of the Acquired Contracts and the Acquired Liabilities, including the Assignment and Assumption Agreement executed by an authorized officer of the Purchaser;

8.3.4each of the Related Agreements, as required, duly executed by the Purchaser; and

8.3.5all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing.

ARTICLE IX
Termination

9.1Termination.  This Agreement may be terminated:

9.1.1in writing by mutual consent of the Parties; or

9.1.2by written notice from the Seller to the Purchaser or the Purchaser to the Seller, as the case may be, in the event the Closing has not occurred on or prior to March 31, 2021, which date shall automatically be extended by 75 days after the Acceptance Determination Date if Section 6.8.1.1 is applicable and elected by Seller (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party whose action or failure to act has been a cause of or resulted in the failure of the Closing to occur on or before the Expiration Date and such action or failure to act constitutes a breach of this Agreement.

9.2Effect of Termination.  In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its respective partners, officers, directors, stockholders, or managers and members, as applicable, except for rights and obligations under Section 6.5 (Public Announcements), Section 11.1 (Notices), Section 11.5 (Controlling Law; Amendment), Section 11.6 (Legal Dispute Resolution), and Section 11.15 (Transaction Costs), and this Section 9.2, each of which shall survive the Termination Date.  Notwithstanding the foregoing, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement.

ARTICLE X
INDEMNIFICATION; LIMITATION OF LIABILITY

10.1Indemnification Obligations of the Seller.  The Seller will indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any and all claims, Liabilities, obligations, losses, costs, expenses, penalties, fines, Tax assessments, awards, and judgments (at equity or at law) and damages suffered or incurred by such Purchaser Indemnified Parties whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable fees and expenses of attorneys, accountants and other outside consultants and expert witnesses) arising out of or relating to:

10.1.1any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement (for purposes of this Section 10.1.1 and the calculation of any related Purchaser Losses, such representations and warranties shall be read without reference to materiality or Material Adverse Effect);

10.1.2 any non-Affiliate third-party claim resulting from any breach of any covenant, agreement or undertaking made by the Seller in this Agreement or in any Related Agreement; and

10.1.3the Excluded Liabilities.

The claims, Liabilities, obligations, losses, costs, expenses, penalties, fines, Taxes, assessments, awards, and judgments and damages described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

10.2Indemnification Obligations of the Purchaser.  The Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, Liabilities, obligations, losses, costs, expenses, penalties, fines, Taxes, assessments, awards, and judgments (at equity or at law) and damages suffered or incurred by such Seller Indemnified Parties whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable fees and expenses of attorneys, accountants and other outside consultants and expert witnesses) arising out of or relating to:

10.2.1the Purchaser’s failure to perform, discharge or satisfy the Acquired Liabilities;

10.2.2any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Related Agreement; and

10.2.3from any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Related Agreement.

The claims, Liabilities, obligations, losses, costs, expenses, penalties, fines, Taxes, assessments, awards, and judgments and damages described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

10.3Indemnification Procedure.

10.3.1Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any Proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Seller Loss (as the case may be), such Indemnified Party shall notify the Purchaser or the Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Proceeding, to assume the defense of such Proceeding, to the extent such Proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any Proceeding if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to the such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim.  In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, or if the Indemnifying Party is not entitled to assume the defense of the Proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Proceeding.  In any Proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

10.3.2No Indemnified Party may settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such claim pursuant to Section 10.3.1 or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

10.3.3In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party.  Such notice shall specify the basis for such claim.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3.3, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for each representation or warranty under Section 10.4 (Claims Period).  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or portion of such claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

10.4Claims Period.  The Claims Period under this Agreement shall begin on the date hereof and terminate as follows:

10.4.1with respect to Purchaser Losses arising under Section 10.1, the Claims Period for:

10.4.1.1General Representations shall survive the Closing and terminate on the date that is twelve (12) months after the Closing Date;

10.4.1.2Specified Representations shall survive the Closing and terminate on the date that is thirty-six (36) months after the Closing Date; and

10.4.1.3Fundamental Representations shall survive the Closing and terminate on the date that is ninety-six (96) months after the Closing Date.

10.4.2with respect to Seller Losses arising under Section 10.2, the Claims Period shall survive the Closing and terminate on the date that is sixty (60) months after the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

10.5Liability Limits.

10.5.1Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Seller for indemnification under Section 10.1.1 for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds (***) dollars ($***), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses, including the initial fifty thousand dollars.

10.5.2Except for breach of this Agreement or fraud, the total aggregate amount of liability of the Seller for Purchaser Losses under Section 10.1.1, shall be:

10.5.2.1limited to the Purchase Price, solely with respect to Fundamental Representations;

10.5.2.2limited to (***) percent (***%) of the Purchase Price, solely with respect to the Specified Representations; and

10.5.2.3limited to (***) percent (***%) of the Purchase Price, solely with respect to the General Representations; and

in the aggregate shall not exceed the Purchase Price. For clarity, there shall be no limitation of Seller’s liability with respect to Excluded Liabilities.  Seller’s liability for breach of its covenants under this Agreement shall be limited to the Purchase Price.

10.6Exclusive Remedy.  The Parties agree that, excluding (a) any breach of any covenant, agreement or undertaking, (b) any claim for injunctive or other equitable relief, (c) any breach of Section 6.7 (Confidential Information), (d) any claim related to fraud,  by the Seller in connection with the transactions related to this Agreement, the indemnification provisions of this Article X are intended to provide the sole and exclusive remedy as to all claims either the Seller, on the one hand, or the Purchaser, on the other hand, may incur arising from or relating to this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

10.7Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, RELIANCE OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ARISING UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, provided, however, that this sentence shall not limit a party’s right to recover for any such DAMAGES to the extent (x) THEY RELATE TO EITHER A BREACH OF CONFIDENTIALITY OBLIGATIONS, (Y) such damages are actually awarded in connection with a Third-Party Claim OR (Z) SUCH DAMAGES RESULT FROM FRAUD.  THESE LIMITATIONS SHALL APPLY WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

10.8Warranties.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES IV (REPRESENTATIONS AND WARRANTIES OF THE SELLER) AND V (REPRESENTATIONS AND WARRANTIES OF THE PURCHASER), AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED TO THE PURCHASER “AS IS” AND THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE ASSETS INCLUDING WITHOUT LIMITATION IN RESPECT OF INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLER AND WAIVED BY THE PURCHASER.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally, by e-mail transmission, with a physical copy sent by a national overnight courier service or by registered, certified mail (return receipt requested) (with postage and other fees prepaid) (together, “Delivery Service”) or by Delivery Service, as follows:

To the Purchaser:	Evonik Corporation 299 Jefferson Road Parsippany, NJ 07054 Attention: General Counsel gregory.mulligan@evonik.com
with a copy to (which shall not constitute notice):	Norton Rose Fulbright Canada LLP 1800 - 510 West Georgia Street Vancouver, BC V6B 0M3 Attention: Janet Grove Janet.Grove@nortonrosefulbright.com
To the Seller:	DURECT Corporation 10260 Bubb Road Cupertino, CA 95014-4166 Attention: Mike Arenberg, Chief Financial Officer mike.arenberg@durect.com
with a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA, 94303 Attention: Ian B. Edvalson, Esq. IEdvalson@wsgr.com or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by email provided that it is transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt and receipt of such transmission is confirmed by the recipient,  or (c) on the first Business Day following timely delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

11.2Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.3Assignment; Successors in Interest.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Purchaser or the Seller (other than by operation of law in connection with a merger, consolidation or sale of all or substantially all the assets or equity interests of Purchaser or of the Acquired Product Line without the prior written consent of the other Party hereto, such consent not to be unreasonably withheld.  Any attempted assignment in violation of this Section 11.3 shall be null and void.  This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.  Notwithstanding the foregoing, either Party may, without the consent of the other Party but upon prior written notice to the other Party, assign its rights and obligations hereunder, in whole or in party, and including its rights to purchase any or all of the Acquired Assets, to an Affiliate designated by such Party not less than five (5) Business Days prior to the Closing Date.

11.4Captions.  The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

11.5Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

11.6Legal Dispute Resolution.  The Parties irrevocably consent and agree that any dispute (other than a dispute to be resolved by the independent accounting firm pursuant to Section 3.4) that arises between any one or more of the Purchaser and the Purchaser Indemnified Parties, on the one hand, and any one or more of the Seller and the Seller Indemnified Parties, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement (each, a “Legal Dispute”) shall be resolved exclusively in the manner provided in this Section 11.6, subject only to the right of a Party to seek and obtain equitable relief as provided in Section 11.9.  For clarity, each Party agrees and covenants (on behalf of itself and its respective Indemnified Parties) to not commence any Proceeding except as expressly permitted by Section 11.6 and Section 11.9.

11.6.1Negotiation and Mediation.  In the event of any bona fide Legal Dispute, the Purchaser may provide to the Seller, or the Seller may provide to the Purchaser, a written notice setting forth the nature of the Legal Dispute, a summary of the material facts pertaining thereto and such Party’s proposed resolution thereof.  For a period of at least thirty (30) days after any such notice is given, a Representative of the Purchaser and a Representative of the Seller (together, the “Dispute Resolution Parties”) shall attempt to resolve such Legal Dispute in good faith through negotiation between them or their respective Representatives.  If the Dispute Resolution Parties are unable to resolve the Legal Dispute within such 30 day period (or such longer period as may be agreed to between the Dispute Resolution Parties), either may request mediation of the Legal Dispute by providing a notice of mediation to the other.  Within ten (10) days after a notice of mediation is given, the Dispute Resolution Parties shall appoint a mutually acceptable mediator from the CPR Panels of Distinguished Neutrals.  The mediation shall be held virtually under the then current Center for Public Resource’s (“CPR”) Model Mediation Procedures for Business Disputes.  All applicable statutes of limitation and defenses based upon the passage of time will be tolled for the duration of any negotiation and mediation of a Legal

Dispute under this Section 11.6.1.  All negotiations and mediations under this Section 11.6.1 shall be considered confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

11.6.2Arbitration.  If the Dispute Resolution Parties are unable to resolve any Legal Dispute within sixty (60) days (or such longer period as agreed to by the Dispute Resolution Parties) after notice of Legal Dispute is given pursuant to Section 11.6.1, the Parties irrevocably consent and agree that such Legal Dispute shall be fully and finally resolved by binding arbitration in accordance with the rules and practices of the American Arbitration Association (“AAA”) from time to time in force and effect.  One arbitrator shall be used unless the damages alleged or the amount in controversy alleged are in excess of ($***), in which case three arbitrators shall be used.  Such arbitration shall be administered by the AAA under its commercial arbitration rules and the Parties agree to a virtual venue online.  The award of the arbitrator(s) (the “Award”) shall be, at a minimum, a reasoned award and the arbitrator(s) shall have the power to grant any remedy or relief that it or they deem just and equitable, including injunctive and equitable relief and remedies, whether interim and/or final in nature.  An Award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”).  Appeals must be initiated within thirty (30) days of receipt of an Award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with any AAA office located in the State of Illinois.  An Award shall be considered final if no appeal is filed before the expiration of the time for filing the notice of appeal pursuant to the Appellate Rules.  An Award that is final or, following the appeal process, the decision rendered by the appeal tribunal, may be entered in any court having jurisdiction thereof.  The arbitrator(s) shall have continuing jurisdiction to implement the Award or the appellate decision.  Each Dispute Resolution Party shall initially be responsible for its own costs and attorneys’ fees, and shall share the expenses of the arbitration equally; provided, however, that the arbitrator(s) may award such portion of the expenses of the arbitration, costs and reasonable attorneys’ fees to the substantially prevailing Dispute Resolution Party as they may deem just and equitable.  The Federal Arbitration Act shall govern all proceedings brought hereunder.  Except for the right of any Party to seek or obtain equitable relief as provided in Section 11.9, this agreement to arbitrate shall be the exclusive remedy for the resolution of Legal Disputes not resolved pursuant to Section 11.6.1 and shall be specifically enforceable.

11.7Waiver of Jury Trial.  THE SELLER AND THE PURCHASER EACH HEREBY AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY CONVEYANCE DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED THEREBY. The scope of this waiver is intended to be all-encompassing of any and all actions that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Party acknowledges that this waiver is a material inducement to enter into this Agreement and that it will continue to rely on the waiver in their related future dealings. The Seller and the Purchaser further represent and warrant that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING

ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.

11.8Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

11.9Specific Performance.

11.9.1The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached or threatened to be breached (other than an obligation to pay an amount of cash).  It is accordingly agreed that the Parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance (including the remedy of rescission), in order to prevent such breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Such equitable relief shall be in addition to any other remedy to which the Parties hereto are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach.

11.9.2Each Party agrees to waive any requirement for security or the posting of any bond in connection with any such equitable remedy. Each Party further agrees that the only permitted objections that it may raise in response to any action for equitable relief are that it contests the existence of a breach or threatened breach of the provisions of this Agreement and/or that such relief is not available pursuant to the terms of this Section 11.9.  The rights and remedies of the parties shall be cumulative (and not alternative).

11.10Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

11.11Enforcement of Certain Rights.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

11.12Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

11.13Integration.  This Agreement and the documents executed pursuant to this Agreement (including the Related Agreements) supersede all negotiations, agreements and understandings between the Parties with respect to the subject matter of this Agreement and constitute the entire agreement between the Parties with respect thereto.

11.14Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

11.15Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller shall pay the fees, costs and expenses of the Seller incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed, as of the date first above written.

PURCHASER:

EVONIK CORPORATION

By:	/s/ Bonnie Tully
Name:	Bonnie Tully
Title:	President

By:	/s/ Paul Spencer
Name:	Paul Spencer
Title:	Authorized Person

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed, as of the date first above written.

SELLER:

DURECT CORPORATION

By:	/s/ James E. Brown
Name:	James E. Brown
Title:	President and CEO

DISCLOSURE SCHEDULE

[Signature Page to Asset Purchase Agreement]

This Disclosure Schedule is made and given pursuant to the Asset Purchase Agreement, dated as of December 4, 2020 (the “Agreement”), between Durect Corporation, a Delaware corporation (the “Seller”) and Evonik Corporation, an Alabama corporation (the “Purchaser”). All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure.

Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the Ordinary Course, (3) except for those schedules which specifically contemplate consent, notice or other third party involvement, does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchasers or their respective counsel.